Exhibit 10.35

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CONFIDENTIAL

EXCLUSIVE CHANNEL COLLABORATION AGREEMENT

THIS EXCLUSIVE CHANNEL COLLABORATION AGREEMENT (the “Agreement”) is made and entered into effective as of September 30, 2014 (the “Effective Date”) by and between INTREXON CORPORATION, a Virginia corporation with offices at 20374 Seneca Meadows Parkway, Germantown, MD 20876 (“Intrexon”), and HISTOGENICS CORPORATION, a Delaware corporation having a place of business at 830 Winter Street, Waltham, MA 02451 (“Histogenics”). Intrexon and Histogenics may be referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, Intrexon has expertise in and owns or controls proprietary technology relating to the identification, design and production of genetically modified cells and DNA vectors, and the control of peptide expression; and

WHEREAS, Histogenics desires to become Intrexon’s exclusive channel collaborator in the Field with respect to such technology for the purpose of developing Collaboration Products for use in the Field, and Intrexon is willing to appoint Histogenics as an exclusive channel collaborator in the Field (as defined herein, and subject to amendments to the definition as permitted herein) under the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1 “Affiliate” means, with respect to a particular Party, any other person or entity that directly or indirectly controls, is controlled by, or is in common control with such Party only for so long as such control continues to exist. As used in this Section 1.1, the term “controls” (with correlative meanings for the terms “controlled by” and “under common control with”) means the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of an entity, or the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, (i) Third Security shall be deemed not to be an Affiliate of Intrexon, (ii) neither Party shall be deemed to be an Affiliate of one another, and (iii) any other person, corporation, partnership, or other entity that would be an Affiliate of Intrexon solely because it and Intrexon are under common control by Randal J. Kirk or by investment funds managed by Third Security or an affiliate of Third Security shall also be deemed not to be an Affiliate of Intrexon.

1.2 “Applicable Laws” has the meaning set forth in Section 8.2(d)(xii).

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1.3 “Approval Milestone Event” means the first to occur of (i) the first Commercial Sale of a Collaboration Product anywhere in the Territory, (ii) the approval of a New Drug Application and/or Biologics License Application for a Collaboration Product by the FDA in the United States or (iii) equivalent regulatory action in a foreign jurisdiction in addition to any required pricing approval in such foreign jurisdiction but in no event later than 3 months from such action in the foreign jurisdiction.

1.4 “Amended Approval Milestone Event” means after the occurrence of the Approval Milestone Event, the approval of a any new, amended or supplemental New Drug Application and/or Biologics License Application for a Collaboration Product by the FDA in the United States, or equivalent regulatory action in a foreign jurisdiction, to expand the approved clinical indication for such Collaboration Product beyond the indication approved at the time of the Approval Milestone Event.

1.5 “Authorizations” has the meaning set forth in Section 8.2(d)(xii).

1.6 “CC” has the meaning set forth in Section 2.2(b).

1.7 “Channel-Related Program IP” has the meaning set forth in Section 6.1(d).

1.8 “Claims” has the meaning set forth in Section 9.1.

1.9 “CMCC” has the meaning set forth in Section 2.2(b).

1.10 “Collaboration Product” means any product in the Field that is created, produced, or developed, in whole or in part by or on behalf of Histogenics during the Term through the use or practice of Intrexon Channel Technology, Intrexon IP, or the Intrexon Materials that are licensed or provided to Histogenics pursuant to this Agreement.

1.11 “Committees” has the meaning set forth in Section 2.2(a).

1.12 “Commercialize” or “Commercialization” (including derivative forms, such as “Commercializing”) means any activities directed to the marketing (including detailing to medical professions in efforts to increase prescribing preferences), manufacturing, promoting, distributing, importing for sale, offering to sell and/or selling of Collaboration Products.

1.13 “Commercialization Milestone Events” means the IND Filing Milestone Event, the IND Acceptance Milestone Event, the Phase III Milestone Event, the Approval Milestone Event, and the Approval Amendment Milestone Event.

1.14 “Commercial Sale” means for a given product and country in the Territory, the sale for value of that product by Histogenics (or, as the case may be, by an Affiliate or permitted Sublicensee of Histogenics), to a Third Party after regulatory approval (if necessary) has been obtained for such product in such country.

1.15 “Company Sale” means the sale of Histogenics, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), to one or more Third Parties on an arm’s length basis,

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pursuant to which such Third Party or Third Parties acquires (i) (whether by merger, consolidation, sale or transfer of capital stock, recapitalization, or otherwise) more than fifty percent (50%) of Histogenics’ common stock or (ii) all or substantially all of the assets of Histogenics determined on a consolidated basis.

1.16 “Complementary In-Licensed Third Party IP” has the meaning set forth in Section 3.9(a).

1.17 “Confidential Information” means any information belonging to a Party that is disclosed pursuant to this Agreement or any other confidentiality agreement between the Parties, regardless of whether in oral, written, graphic or electronic form, which is either marked “Confidential”, “Proprietary”, or the like, or is of such a nature or disclosed in such a manner that the discloser of the information would understand that information is confidential.

1.18 “Control” means, with respect to any Information, Patent or other intellectual property right, that a Party owns or has a license from a Third Party to such right and has the ability to grant a license or Sublicense as provided for in this Agreement under such right without violating the terms of any agreement or other arrangement with any Third Party.

1.19 “COGS” means all costs of goods sold or costs of revenue that are directly and reasonably attributable to a Collaboration Product, as determined in accordance with US GAAP.

1.20 “Diligent Efforts” means, with respect to a Party’s obligation under this Agreement, the level of efforts and resources reasonably required to diligently develop, manufacture, and/or Commercialize (as applicable) each Collaboration Product in a sustained manner, consistent with the efforts and resources a similarly situated company working in the Field would typically devote to a product of similar market potential, profit potential, strategic value and/or proprietary protection, based on market conditions then prevailing. With respect to a particular task or obligation, Diligent Efforts requires that the applicable Party promptly assign responsibility for such task and consistently make and implement decisions and allocate resources designed to advance progress with respect to such task or obligation.

1.21 “Excess Product Liability Costs” has the meaning set forth in Section 9.3.

1.22 “Executive Officer” means : (a) the Chief Executive Officer of the applicable Party, or (b) another senior executive officer of such Party who has been duly appointed by the Chief Executive Officer to act as the representative of the Party to resolve, as the case may be, (i) a Committee dispute, provided that such appointed officer is not a member of the applicable Committee and occupies a position senior to the positions occupied by the applicable Party’s members of the applicable Committee, or (ii) a dispute described in Section 11.1.

1.23 “Existing Product” means Histogenics’ product candidate for autologous knee cartilage repair described more fully on Exhibit A attached hereto and incorporated herein by reference.

1.24 “Fair Market Value” means (a) in the event Histogenics’ common stock is listed on a national exchange or trading system, the value of the issued shares of Histogenics’ common stock using published market data of the share price for Histogenics’ common stock at

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the close of market on the business day immediately preceding the date of public announcement of attainment of the milestone event in question or (b) in the event Histogenics’ common stock is not listed on a national exchange or trading system, the value determined in good faith by Histogenics’ board of directors at the time of attainment of the milestone event in question based on an independent 409(a) valuation of Histogenics’ common stock performed by a valuation firm of regionally recognized standing or Histogenics’ auditors. Intrexon shall have the right to review the independent 409(a) valuation prior to final determination.

1.25 “FDA” has the meaning set forth in Section 8.2(d)(xii).

1.26 “Field” means the use of genetically modified cells, DNA or viral vectors, one or more human proteins and/or bioactive RNA species for the development and Commercialization of allogeneic genetically modified chondrocyte cell therapeutics for the treatment and/or repair of damaged articular hyaline cartilage in humans.

1.27 “Field Infringement” has the meaning set forth in Section 6.3(b).

1.28 “Form of Equity Terms” means the terms attached hereto as exhibit C.

1.29 “Fully Loaded Cost” means the direct cost of the applicable good, product or service plus indirect charges and overheads reasonably allocable to the provision of such good, product or service in accordance with US GAAP. Subject to the approval of a project and its associated budget by the JSC and the terms of Section 4.6, Intrexon will bill for its internal direct costs incurred through the use of annualized standard full-time equivalents; such rate shall be based upon the actual fully loaded costs of those personnel directly involved in the provision of such good, product or service. Intrexon may, from time to time, adjust such full-time equivalent rate based on changes to its actual fully loaded costs and will review the accuracy of its full-time equivalent rate at least quarterly. Intrexon shall provide Histogenics with reasonable documentation indicating the basis for any direct and indirect charges, any allocable overhead, and any such adjustment in full-time equivalent rate.

1.30 “Gross Proft” means, with respect to a specific Collaboration Product, the Net Sales attributable to the Collaboration Product less COGS attributable to the Collaboration Product.

1.31 “Histogenics Platform Technology” means the technology Controlled by Histogenics as of the Effective Date (i) relating to production of autologous artificial cartilage implants and/or implantation thereof to treat or repair damaged articular hyaline cartilage, and/or (ii) that covers or relates to the development, manufacture, use or sale of the Existing Product. For the avoidance of doubt, Histogenics Platform Technology includes, without limitation, the proprietary technology Controlled by Histogenics as of the Effective Date relating to its collagen scaffold, its Tissue Engineering Processor (TEP) and its CT3 bioadhesive.

1.32 “Histogenics Indemnitees” has the meaning set forth in Section 9.1.

1.33 “Histogenics Independent IP” has the meaning set forth in Section 6.1.

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1.34 “Histogenics Patents” means all Patents that (i) are Controlled by Histogenics as of the Effective Date and (ii) contain one or more claims that cover Histogenics Platform Technology.

1.35 “Histogenics Platform Inventions” has the meaning set forth in Section 6.1(e).

1.36 “Histogenics Program Patent” has the meaning set forth in Section 6.2(b).

1.37 “Histogenics Termination IP” means all Patents or other intellectual property that Histogenics or any of its Affiliates that are wholly-owned subsidiaries Controls as of the Effective Date or during the Term that cover, or is otherwise necessary for, the development, manufacture or Commercialization of a Reverted Product in the Field, but in any event excluding (i) any Histogenics Independent IP and (ii) any such Patent or other intellectual property for which Histogenics or its Affiliate does not have the ability to grant a license or sublicense as provided for in this Agreement without owing additional fees under the terms of any agreement or other arrangement with any Third Party.

1.38 “IND” means an investigational new drug application filed with the FDA, or alternatively an equivalent regulatory filing filed with a regulatory agency in an applicable jurisdiction, for a Collaboration Product.

1.39 “IND Filing Milestone Event” means the filing of an IND for a Collaboration Product with the FDA, or the filing of an equivalent regulatory filing in an applicable jurisdiction.

1.40 “IND Acceptance Milestone Event” means the acceptance of an IND that was filed for a Collaboration Product by the FDA, or the acceptance of an equivalent regulatory filing in the applicable jurisdiction, sufficient to permit clinical programs to proceed for such Collaboration Product.

1.41 “In-Licensed Program IP” has the meaning set forth in Section 3.9(a).

1.42 “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical and pre-clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.43 “Infringement” has the meaning set forth in Section 6.3(a).

1.44 “Intrexon Channel Technology” means Intrexon’s current and future technology directed towards the design, identification, culturing, and/or production of genetically modified cells, including without limitation the technology embodied in the Intrexon Materials and the Intrexon IP, and specifically including without limitation the following of Intrexon’s platform areas and capabilities: (1) UltraVector®, (2) LEAP®, (3) DNA and RNA MOD engineering, (4) protein engineering, (5) transcription control chemistry, (6) genome engineering, (7) cell system engineering, and (8) endometrial regenerative cells.

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1.45 “Intrexon Indemnitees” has the meaning set forth in Section 9.2.

1.46 “Intrexon IP” means the Intrexon Patents and Intrexon Know-How. For clarity, the Intrexon IP includes Intrexon’s rights under any of the Joint Program Inventions.

1.47 “Intrexon Know-How” means all Information (other than Intrexon Patents) that (a) is Controlled by Intrexon as of the Effective Date or during the Term and (b) is reasonably required for Histogenics to conduct the Program. For the avoidance of doubt, the Intrexon Know-How shall include any Information (other than Intrexon Patents) in the Channel-Related Program IP.

1.48 “Intrexon Materials” means the cells, genetic code and associated amino acids and gene constructs, in each case that are Controlled by Intrexon, used alone or in combination and such other proprietary reagents and biological materials Controlled by Intrexon including but not limited to plasmid vectors, virus stocks, cells and cell lines, antibodies, and ligand-related chemistry, in each case that are reasonably required or provided to Histogenics by or on behalf of Intrexon to conduct the Program.

1.49 “Intrexon Patents” means all Patents that (a) are Controlled by Intrexon as of the Effective Date or during the Term, and (b) are reasonably required for Histogenics to conduct the Program. For the avoidance of doubt, the Intrexon Patents shall include any Patent in the Channel-Related Program IP.

1.50 “Intrexon Trademarks” means those trademarks related to the Intrexon Channel Technology that are established from time to time by Intrexon for use across its channel partnerships or collaborations.

1.51 “Inventions” has the meaning set forth in Section 6.1(c).

1.52 “IPC” has the meaning set forth in Section 2.2(b).

1.53 “Joint Program Inventions” has the meaning set forth in Section 6.1.

1.54 “JSC” has the meaning set forth in Section 2.2(b).

1.55 “Losses” has the meaning set forth in Section 9.1.

1.56 Intentionally omitted.

1.57 “Net Sales” means, with respect to any Collaboration Product, the net sales of such Collaboration Product by Histogenics or an Affiliate of Histogenics (including without limitation net sales of Collaboration Product to a non-Affiliate Sublicensee but not including net sales by such non-Affiliate Sublicensee), as determined in accordance with US GAAP. In the case of any sale for value, such as barter or counter-trade other than in an arm’s length transaction exclusively for cash, Net Sales shall be deemed to be the net sales at which substantially similar quantities of the product are sold for cash in an arm’s length transaction in the relevant country. If Collaboration Product is sold to any Third Party together with other products or services, the price of such product, solely for purposes of the calculation of Net

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Sales, shall be deemed to be no less than the price at which such product would be sold in a similar transaction to a Third Party not also purchasing the other products or services.

1.58 “Note” means the convertible promissory note of the form set forth in the attached Exhibit B executed by Histogenics on the Effective Date and delivered by Histogenics contemporaneously with the execution by the Parties of this Agreement.

1.59 “Patents” means (a) all patents and patent applications (including provisional applications), (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, requests for continued examination, confirmations, re-examinations, extensions, supplementary protection certificates and the like of the foregoing, and (c) any foreign or international equivalents of any of the foregoing.

1.60 “Phase III Milestone Event” means the meeting of the primary endpoint by or on behalf of Histogenics, or an Affiliate or permitted sublicensee of Histogenics, in a phase III clinical trial, whether such occurs in the United States of America under the jurisdiction of the FDA or elsewhere under the jurisdiction of a foreign regulatory agency, for a Collaboration Product.

1.61 “Product-Specific Program Patent” means any issued Intrexon Patent where all the claims are directed to Inventions that solely and specifically cover Collaboration Products. In the event of a disagreement between the Parties as to whether a particular Intrexon Patent is or is not a Product-Specific Program Patent, the Parties shall seek to resolve the issue through discussions at the IPC, provided that if the Parties are unable to resolve the disagreement, the issue shall be submitted to arbitration pursuant to Section 11.2. Any Intrexon Patent that is subject to such a dispute shall be deemed not to be a Product-Specific Program Patent unless and until (a) Intrexon agrees in writing that such Patent is a Product-Specific Program Patent or (b) an arbitrator or arbitration panel determines, pursuant to Article 11, that such Intrexon Patent is a Product-Specific Program Patent.

1.62 “Product Sublicense” has the meaning set forth in Section 3.2(c).

1.63 “Product Sublicensee” has the meaning set forth in Section 3.2(c).

1.64 “Program” means the channel collaboration between the Parties during the Term as established and governed by this Agreement.

1.65 “Proposed Terms” has the meaning set forth in Section 11.2.

1.66 “Prosecuting Party” has the meaning set forth in Section 6.2(d).

1.67 “RAC” has the meaning set forth in Section 2.2(b).

1.68 “Recovery” has the meaning set forth in Section 6.3(f).

1.69 “Retained Product” has the meaning set forth in Section 10.4(a).

1.70 “Reverted Product” has the meaning set forth in Section 10.4(c).

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1.71 “SEC” means the United States Securities and Exchange Commission.

1.72 “Sublicensing Revenue” means any cash consideration, or the cash equivalent value of non-cash consideration, regardless of whether in the form of upfront payments, milestones, or royalties, actually received by Histogenics or its Affiliate from a Third Party in consideration for a grant of a sublicense under the Intrexon IP for any rights to develop or Commercialize Collaboration Products, but excluding: (a) any amounts paid as bona fide reimbursement for research and development costs to the extent incurred following such grant; (b) bona fide loans or any payments in consideration for a grant of equity of Histogenics to the extent that such consideration is equal to or less than fair market value (i.e. any amounts in excess of fair market value shall be Sublicensing Revenue); (c) any amounts paid by Histogenics to a Third Party for the right to operate under or utilize Third Party owned intellectual property that is used to make or use a Collaboration Product underlying the Sublicensing Revenue, (d) subject to the waiver provisions of Section 5.3(c), any payments received by Histogenics from permitted sublicensees for the achievement of a Commercialization Milestone Event that is the same as (or substantially similar to) a Commercialization Milestone Event for which Intrexon is entitled to receive a milestone payment under Section 5.3(a), and (e) amounts received from sublicensees in respect of any Histogenics Product sales that are included in Net Sales and for which Intrexon receives revenue sharing payments under Section 5.2(a). For clarity, Sublicensing Revenue includes milestone payments for Histogenics Products received by Histogenics from a sublicensee of Histogenics (including a Product Sublicensee) for (i) the achievement by the Histogenics sublicensee of any milestone event that is not the same as, or substantially similar to, a Commercialization Milestone Event, (ii) the achievement by the Histogenics sublicensee of the second or subsequent occurrence of the same (or substantially similar) Commercialization Milestone Event, irrespective of whether the first occurrence of the Commercialization Milestone Event in question was achieved by Histogenics, or its Affiliate or a sublicensee, and (iii) the achievement by a permitted sublicensee of Histogenics of the first occurrence of the same (or substantially similar) Commercialization Milestone Event where Intrexon elects to share such milestone payment as Sublicensing Revenue in accord with Section 5.3(c).

1.73 “Superior Therapy” means a therapy in the Field that, based on the data then available, (a) demonstrably appears to offer either superior efficacy or safety or significantly lower cost of therapy, as compared with both (i) those therapies that are marketed (either by Histogenics or others) at such time for the indication and (ii) those therapies that are being actively developed by Histogenics for such indication; (b) demonstrably appears to represent a substantial improvement over such existing therapies; and (c) has intellectual property protection and a regulatory approval pathway that, in each case, would not present a significant barrier to commercial development.

1.74 “Supplemental In-Licensed Third Party IP” has the meaning set forth in Section 3.9(a).

1.75 “Support Memorandum” has the meaning set forth in Section 11.2.

1.76 “Technology Access Fee” for the purposes of this Agreement has the meaning as set forth in Section 5.1.

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1.77 “Term” has the meaning set forth in Section 10.1.

1.78 “Territory” means the world.

1.79 “Third Party” means any individual or entity other than the Parties or their respective Affiliates.

1.80 “Third Security” means Third Security, LLC.

1.81 “Universal Cell Line” means an allogeneic human chondrocyte cell line for use in Collaboration Products intended by the Parties to be developed under the Program.

1.82 “US GAAP” means generally accepted accounting principles in the United States.

1.83 “Work Plan” has the meaning set forth in Section 2.1(b).

ARTICLE 2

SCOPE OF CHANNEL COLLABORATION; MANAGEMENT

2.1 Scope.

(a) Generally. The general purpose of the Program described in this Agreement will be to use the Intrexon Channel Technology to research, develop and Commercialize Collaboration Products. As provided below, the JSC shall establish, monitor, and govern projects for Collaboration Products. Either Party may propose other potential projects in the Field for review and consideration by the JSC.

(b) Initial Work Plan. The Parties shall mutually draft and finalize, within forty-five (45) days after the Effective Date, an initial work plan describing the development of a Universal Cell Line, which shall be based on the draft work plan provided by Intrexon to Histogenics from Scott Patterson to Stephen Kennedy on July 8, 2014 (“Work Plan”). The Work Plan shall serve as a basis for the operation of the Program following the Effective Date, but may be amended and revised by the JSC and the Parties as set forth in this Article 2.

2.2 Governance and Committees.

(a) Generally. The Parties desire to establish several committees (collectively, “Committees”) to oversee the Program and to facilitate communications between the Parties with respect thereto. Each of such Committees shall have the responsibilities and authority allocated to it in this Article 2. Each of the Committees shall have the obligation to exercise its authority consistent with the respective purpose for such Committee as stated herein and any such decisions shall be made in good faith.

(b) Formation and Purpose. Promptly following the Effective Date, the Parties shall confer and then create the JSC and the IPC, and, optionally, create one or more of the other Committees listed in the chart below. Each Committee shall have the purpose indicated

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in the chart. To the extent that after conferring both Parties agree to not create a Committee (other than the JSC and the IPC), the creation of such Committee shall be deferred until one Party informs the other Party of its then desire to create the so-deferred Committee, at which point the Parties will thereafter promptly create the so-deferred Committee.

Committee	Purpose

Joint Steering Committee (“JSC”)	Establish projects for the Program and establish the priorities, as well as approve budgets for such projects. Approve all Subcommittee projects and plans. The JSC shall establish budgets not less than on a quarterly basis.

Chemistry, Manufacturing and Controls Committee (“CMCC”)	Establish project plans and review and approve activities and budgets for chemistry, manufacturing, and controls under the Program.

Regulatory Approval Committee (“RAC”)	Review and approve all research and development plans and projects, including clinical projects, associated with any necessary regulatory approvals, all associated publications, and all regulatory filings and correspondence relating to gaining regulatory approval under the Program; and review and approve itemized budgets with respect to the foregoing.

Commercialization Committee (“CC”)	Establish project plans and review and approve activities and budgets for Commercialization activities under the Program.

Intellectual Property Committee (“IPC”)	Evaluate intellectual property issues in connection with the Program; review and approve itemized budgets with respect to the foregoing.

2.3 General Committee Membership and Procedure.

(a) Membership. For each Committee, each Party shall designate an equal number of representatives (not to exceed three (3) for each Party) with appropriate expertise to serve as members of such Committee. For the Committees each representative must either be an employee of such designating Party or an Affiliate of such Party, or be a person who is not an

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employee but where (i) such non-employee is authorized by such designating Party to act as its representative, (ii) such non-employee representative is bound by written agreement with terms that are consistent with the applicable terms of this Agreement for the treatment and ownership of Confidential Information and Inventions of the Parties, and (iii) the other Party consents to the designation of such non-employee representative, which consent shall not be unreasonably withheld. Each Party is responsible for any breaches of this Agreement by such non-employee representative. Each representative as qualified above may serve on more than one (1) Committee as appropriate in view of the individual’s expertise. Each Party may replace its Committee representatives at any time upon written notice to the other Party. Each Committee shall have a chairperson; the chairperson of each committee shall serve for a two-year term and the right to designate which representative to the Committee will act as chairperson shall alternate between the Parties, with Histogenics selecting the chairperson first for the JSC, RAC and CC, and Intrexon selecting the chairperson first for the CMCC and IPC. The chairperson of each Committee shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of such Committee, and preparing and issuing minutes of each meeting within fifteen (15) days thereafter.

(b) Meetings. Each Committee shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every six (6) months, with the caveat that both Parties may agree to suspend activities of a given Committee other than the JSC until such time as one Party informs the other Party of its then desire to reactivate the so-suspended Committee, at which point the Parties will thereafter schedule and hold the next meeting for the reactivated Committee within one (1) month. Meetings of any Committee may be held in person or by means of telecommunication (telephone, video, or web conferences). To the extent that a Committee holds any meetings in person, the Parties will alternate in designating the location for such in-person meetings, with Histogenics selecting the first meeting location for each Committee. A reasonable number of additional representatives of a Party may attend meetings of a Committee in a non-voting capacity. Each Party shall be responsible for all of its own expenses of participating in any Committee excepting that an Intrexon employee or agent serving on a Committee shall not prevent Intrexon from recouping the Fully Loaded Costs otherwise derived from the labor of that employee or agent in the course of providing manufacturing or support services as set forth in Sections 4.5 and 4.6 below.

(c) Meeting Agendas. Each Party will disclose to the other proposed agenda items along with appropriate information at least three (3) business days in advance of each meeting of the applicable Committee; provided, that a Party may provide its agenda items to the other Party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other Party consents to such later addition of such agenda items or the absence of a specific agenda for such Committee meeting.

(d) Limitations of Committee Powers. Each Committee shall have only such powers as are specifically delegated to it hereunder or from time to time as agreed to in writing by the mutual consent of the Parties and shall not be a substitute for the rights of the Parties. Without limiting the generality of the foregoing, no Committee shall have any power to amend this Agreement. Any amendment to the terms and conditions of this Agreement shall be implemented pursuant to Section 12.7 below. Additionally, no member of any Committee shall

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be able to vote in such Committee and thereby bind its respective Party on any material matter accept as otherwise properly authorized, approved, or delegated by such Party in accord with Section 2.5.

2.4 Committee Decision-Making. If a Committee is unable to reach unanimous consent on a particular matter within thirty (30) days of its initial consideration of such matter, then either Party may provide written notice of such dispute to the Executive Officer of the other Party. The Executive Officers of each of the Parties will meet at least once in person or by means of telecommunication (telephone, video, or web conferences) to discuss the dispute and use their good faith efforts to resolve the dispute within thirty (30) days after submission of such dispute to the Executive Officers. If any such dispute is not resolved by the Executive Officers within thirty (30) days after submission of such dispute to such Executive Officers, then the Executive Officer of the Party specified in the applicable subsection below shall have the authority to finally resolve such dispute acting in good faith (but, in any event, not contrary to any provision in the Agreement).

(a) Casting Vote at JSC. If a dispute at the JSC is not resolved pursuant to Section 2.4 above, then the Executive Officer of Histogenics shall have the authority to finally resolve such dispute.

(b) Casting Vote at CMCC. If a dispute at the CMCC is not resolved pursuant to Section 2.4 above, then (i) in the case of any disputes relating to the Intrexon Materials, the manufacture of the portion of the Collaboration Product using Intrexon Channel Technology or Intrexon IP, or the manufacturing of other components of Collaboration Products contracted for or manufactured by Intrexon (if any) or reasonable controls regarding the dissemination of Intrexon Technology, Intrexon IP or Intrexon Materials, the Executive Officer of Intrexon shall have the authority to finally resolve such dispute; and (ii) in the case of any other disputes, the Executive Officer of Histogenics shall have the authority to finally resolve such dispute.

(c) Casting Vote at RAC. If a dispute at the RAC is not resolved pursuant to Section 2.4 above, then the Executive Officer of Histogenics shall have the authority to finally resolve such dispute.

(d) Casting Vote at CC. If a dispute at the CC is not resolved pursuant to Section 2.4 above, then the Executive Officer of Histogenics shall have the authority to finally resolve such dispute.

(e) Casting Vote at IPC. If a dispute at the IPC is not resolved pursuant to Section 2.4 above, then the Executive Officer of Intrexon shall have the authority to finally resolve such dispute, provided that such authority shall be shared by the Parties with respect to Product-Specific Program Patents (i.e., neither Party shall have the casting vote on such matters, and any such disputes shall be resolved pursuant to Article 11).

(f) Other Committees. If any additional Committee or Subcommittee other than those set forth in Section 2.2(b) is formed, then the Parties shall, at the time of such

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formation, agree on which Party shall have the authority to finally resolve a dispute that is not resolved pursuant to Section 2.4 above.

(g) Restrictions. Neither Party shall exercise its right to finally resolve a dispute at a Committee in accordance with this Section 2.4 in a manner that (i) excuses such Party from any of its obligations specifically enumerated under this Agreement; (ii) expands the obligations of the other Party under this Agreement; (iii) negates any consent rights or other rights specifically allocated to the other Party under this Agreement; (iv) purports to resolve any dispute involving the breach or alleged breach of this Agreement; (v) resolves a matter if the provisions of this Agreement specify that mutual agreement is required for such matter; or (vi) would require the other Party to perform any act that is inconsistent with applicable law.

2.5 Authorization of Committee Representatives. Each representative serving on a Committee shall be responsible for ensuring that he or she acts only as duly authorized by his or her respective Party and obtains any advance approvals, delegations, or other authorizations from his or her respective Party in advance of making any Committee votes. Any Committee representative shall only be able to bind his or her respective appointing Party via any Committee vote or other material Committee activity to the extent such vote or other activity has been previously approved by the Party, is within the authority duly delegated to the representative by the respective Party, or is otherwise authorized by its respective Party as may be required by that Party’s corporate charter or bylaws, or by its board of directors. Any action or vote taken without valid authority shall be considered null and void and shall be without effect unless subsequently approved by a vote in accord with this Section 2.5.

2.6 Expansion of the Field.

(a) Intrexon recognizes that Histogenics may during the Program wish to expand the Field beyond the treatment and/or repair of damaged articular hyaline cartilage to the treatment and/or repair of other types of damaged cartilage in humans.

(b) During the Term up to and including the fifth (5th) anniversary of the Effective Date, Intrexon agrees that it shall first provide Histogenics with the ability to negotiate with Intrexon (who shall act in good faith) for 90 days regarding amendment to this Agreement so as to expand the Field to include the treatment and/or repair of any and all types of damaged cartilage excluding the spine in humans before Intrexon grants any conflicting rights under the Intrexon IP to any Third Party. If after such good faith negotiations the Parties are unable to come to mutually agreeable terms regarding an expansion of the Field under the prior sentence with respect to the applicable type of damaged cartilage in humans (other than articular hyaline cartilage), Intrexon’s obligations under this Section 2.6(b) will be deemed fulfilled with respect to such type of damaged cartilage and Intrexon shall thereafter have no further obligation to first negotiate with Histogenics.

(c) Additionally at any time during the Term, Intrexon shall, upon reasonable request from Histogenics, engage in good faith negotiations with respect to expansion of the Field to the treatment and/or repair of any type of damaged cartilage in humans other than articular hyaline cartilage. For clarity, the right of Histogenics to request such negotiations under this Section 2.6(c) does not obligate Intrexon to reserve any area of collaboration outside the

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Field available to Histogenics, and does not, for example, prevent Intrexon from, either by itself or in connection with Third Parties, engaging in activities outside of the Field or granting exclusive or non-exclusive rights under the Intrexon IP for Third Parties to do so.

ARTICLE 3

LICENSE GRANTS

3.1 Licenses to Histogenics.

(a) Subject to the terms and conditions of this Agreement, Intrexon hereby grants to Histogenics a license under the Intrexon IP to obtain regulatory approval for, research, develop, use, import, export, make, have made, manufacture, sell, and offer for sale and otherwise Commercialize and exploit Collaboration Products in the Field in the Territory. Such license shall be exclusive (even as to Intrexon) with respect to any development, selling, offering for sale and other Commercialization and exploitation of Collaboration Products in the Field, and shall be otherwise non-exclusive.

(b) Subject to the terms and conditions of this Agreement, Intrexon hereby grants to Histogenics a non-exclusive, royalty-free license to use and display the Intrexon Trademarks, solely in connection with the Commercialization of Collaboration Products in the promotional materials, packaging, and labeling for Collaboration Products, as provided under and in accordance with Section 4.8.

3.2 Sublicensing. Except as provided in this Section 3.2, Histogenics shall not sublicense the rights granted under Section 3.1 to any Third Party, or transfer the Intrexon Materials to any Third Party, or otherwise grant any Third Party the right to research, develop, use, or Commercialize Collaboration Products or use or display the Intrexon Trademarks, in each case except with Intrexon’s written consent, which written consent may be withheld in Intrexon’s sole discretion. Notwithstanding the foregoing, Histogenics (and its Product Sublicensees only to the extent explicitly set forth in Section 3.2(a) below) shall have a limited right to sublicense under the circumstances described in Sections 3.2(a) through 3.2(c). Any breach of any such obligations by any Affiliate or subcontractor under Section 3.2 shall be deemed a breach by Histogenics of its obligations under this Agreement, and Histogenics shall be responsible and liable for any breach of any such obligations by any of its Affiliates or subcontractors.

(a) Histogenics may transfer, without Intrexon’s written consent, to the extent reasonably necessary and after providing Intrexon with reasonable advance notice thereof, Intrexon Materials that are or express ingredients for Collaboration Products to a Third Party contractor performing contract manufacturing responsibilities or manufacturing-related activities on behalf of Histogenics for Collaboration Products, and may in connection therewith grant limited sublicenses necessary to enable such Third Party to perform such activities. If Histogenics transfers any Intrexon Materials under this Section 3.2(a), Histogenics will remain obligated to ensure that the rights of Intrexon in and to the Intrexon Materials and Intrexon IP and under the provisions of Articles 6 and 7 of this Agreement are not violated by any such Third Party contractor. A Product Sublicensee of Histogenics may transfer, to the extent reasonably necessary and upon the consent of Intrexon, which consent shall not be unreasonably withheld,

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conditioned or delayed, Intrexon Materials that are or express ingredients for the Collaboration Product sublicensed by the Product Sublicensee to a Third Party contractor performing on behalf of that Product Sublicensee contract manufacturing responsibilities for Collaboration Products, and may in connection therewith grant limited sublicenses to the extent necessary to enable such Third Party to perform such activities. Histogenics will require and ensure that if any Product Sublicensee transfers any Intrexon Materials under this Section 3.2(a), that such Product Sublicensee will take commercially reasonable steps, including contractually obligating any such Third Party contractors, to ensure that the rights of Intrexon in and to the Intrexon Materials and Intrexon IP and under the provisions of Articles 6 and 7 of this Agreement are not violated by any Third Party contractors of such Product Sublicensees.

(b) Histogenics may, (i) without Intrexon’s written consent, sublicense the rights granted under Section 3.1 to an Affiliate that is a wholly-owned subsidiary of Histogenics, transfer the Intrexon Materials to such Affiliate, and/or grant such Affiliate the right to display the Intrexon Trademarks and (ii) with Intrexon’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed, sublicense the rights granted under Section 3.1 to an Affiliate that is not a wholly-owned subsidiary of Histogenics, transfer the Intrexon Materials to such Affiliate, and/or grant such Affiliate the right to display the Intrexon Trademarks. In the event of any such grant or transfer to an Affiliate, Histogenics shall remain responsible for, and be guarantor of, the performance by any such Affiliate and shall cause such Affiliate to comply with the provisions of this Agreement in connection with such performance (as though such Affiliate were Histogenics), including any payment obligations owed to Intrexon hereunder.

(c) Histogenics may grant a sublicense of the rights granted under Section 3.1 (and not including a right to sublicense under this Section 3.1(c)) without Intrexon’s written consent to a Third Party licensee of any Collaboration Product that would qualify as a Retained Product under any of the criteria set forth in Section 10.4 (a) (a “Product Sublicensee”), to the extent necessary to permit such Third Party to obtain regulatory approval for, research, develop, use, import, export, make, have made, sell, offer for sale, and otherwise Commercialize and exploit that Collaboration Product (a “Product Sublicense”), provided, that (i) such Product Sublicense is expressly limited to the appropriate Collaboration Product, (ii) such Product Sublicense does not grant the Product Sublicensee any rights to Intrexon IP other than as incorporated into the Collaboration Product at the time of the Product Sublicense, (iii) such Product Sublicense does not purport to relieve Histogenics of any of its obligations under this Agreement, (iv) the Product Sublicensee agrees in writing, to which Intrexon is an express third party beneficiary, to abide by provisions consistent with the following provisions of this Agreement: Sections 3.1, 3.3, 3.4, 3.6, 3.8, 3.10, and 3.11 and Articles 6, 7, and 10, (v) the Product Sublicense is summarized to the JSC by Histogenics before execution by Histogenics and the prospective Product Sublicensee and as soon as is reasonably practical for the purpose of allowing the JSC to review and comment upon the terms and scope of the Product Sublicense agreement before execution and (vi) the Product Sublicense does not include any “Bundling”. For the purposes of this Section, “Bundling” is a situation in which all three of the following exist: (A) the offering by Histogenics or its Affiliates to a Third Party, or by a Third Party to Histogenics or its Affiliates, of any rights, goods or services with respect to a Collaboration Product (including sale of Collaboration Product itself); (B) the offering by Histogenics or its Affiliates to a Third Party, or by a Third Party to Histogenics or its Affiliates, of any other rights, goods or services (including any rights, goods or services relating to other products Histogenics

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or any of its Affiliates Controls, sells or otherwise disposes of); and (C) the consideration for the rights, goods or services in such offering is less than would have been customarily accepted by Histogenics, or more than would have been customarily provided by Histogenics, if such rights, goods or services were offered individually (i.e., separate from the bundle).

In addition, Histogenics may grant a sublicense of the rights granted under Section 3.1 (and not including a right to sublicense under this Section 3.1(c)), without Intrexon’s written consent, but only with respect to ****, to ****, of any Collaboration Product that would qualify as a Retained Product under any of the criteria set forth in Section 10.4 (a), to the extent necessary to permit such Third Party to obtain regulatory approval for, research, develop, use, import, export, make, have made, sell, offer for sale, and otherwise Commercialize and exploit that Collaboration Product in ****, provided, that Histogenics meets the requirements of (i) through (v) in the paragraph immediately above.

3.3 Limitation on Sublicensees. None of the enforcement rights under the Intrexon Patents that are granted to Histogenics pursuant to Section 6.3 shall be transferred to, or exercised by, a Sublicensee except with Intrexon’s prior written consent, which may be withheld in Intrexon’s sole discretion.

3.4 No Non-Permitted Use. Histogenics hereby covenants that it shall not, nor shall it permit any Affiliate or, if applicable, (sub)licensee, to use or practice, directly or indirectly, any Intrexon IP, Intrexon Channel Technology, or Intrexon Materials for any purposes other than those expressly permitted by this Agreement.

3.5 Exclusivity. Neither Intrexon nor its Affiliates shall make the Intrexon Channel Technology, Intrexon IP or Intrexon Materials available to any Third Party for the purpose of developing or Commercializing products in the Field (except as set forth in a JSC approved work plan), and neither Intrexon nor any Affiliate shall pursue (either by itself or with a Third Party or Affiliate) the research, development or Commercialization of any product for purpose of commercial use or sale in the Field, outside of the Program. Further, neither Histogenics nor its Affiliates who are wholly-owned subsidiaries of Histogenics shall pursue (either by itself or with a Third Party or Affiliate) outside of the Program the utilization of any synthetic biology platform in conjunction with a Universal Cell Line for the research, development or Commercialization of any product for purpose of commercial use or sale in the Field where such products would compete with Collaboration Products.

3.6 Off Label Use. For purposes of clarity, (a) the use by direct or indirect purchasers or other users of Collaboration Products outside the Field (commonly referred to as “off label use”) shall not constitute a breach by Histogenics of the terms of Article 3, provided that neither Histogenics nor its Affiliate (nor any Third Party under contract with either of them) marketed or promoted Collaboration Products for such off-label use; and (b) an “off-label use by any direct or indirect purchasers or other users of products sold by Intrexon, an Intrexon Affiliate, or a Third Party sublicensee, collaborator, or partner of Intrexon shall not constitute a breach by Intrexon of the terms of Article 3, provided that neither Intrexon nor its Affiliate (nor any Third Party under contract with either of them) marketed or promoted such products for such off-label use.

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3.7 No Prohibition on Intrexon. Except as explicitly set forth in Sections 3.1 and 3.5, nothing in this Agreement shall prevent Intrexon from practicing or using the Intrexon Materials, Intrexon Channel Technology, and Intrexon IP for any purpose, and to grant to Third Parties the right to do the same. Without limiting the generality of the foregoing, Histogenics acknowledges that subject to Section 2.6, Intrexon has all rights, in Intrexon’s sole discretion, to make the Intrexon Materials, Intrexon Channel Technology (including any genetic materials used in a Collaboration Product), and Intrexon IP available to Third Party channel partners or collaborators for use in fields outside of the Field.

3.8 Rights to Regulatory Data.

(a) Histogenics shall own and control all regulatory data and regulatory filings relating to Commercialization of Collaboration Products. Histogenics shall provide (or shall cause an applicable Product Sublicensee to provide) to Intrexon following receipt of Intrexon’s written request full copies of all regulatory data and reports, regulatory filings, and communications from regulatory authorities to the extent that they relate specifically to Intrexon Materials that are or express ingredients for Collaboration Products. To the extent that there exist any regulatory data and reports, regulatory filings, and communications from regulatory authorities owned by Histogenics (or a Product Sublicensee) that relate both to Collaboration Products and other products produced by Histogenics (or a Product Sublicensee) inside or outside the Field, following receipt of Intrexon’s written request Histogenics shall provide (or shall cause an applicable Product Sublicensee to provide) to Intrexon copies of the portions of such data, reports, filings, and communications that relate specifically to Intrexon Materials that are or express ingredients for Collaboration Products. Subject to its ongoing obligations of exclusivity under Section 3.5 and subject to Section 2.6, Intrexon shall be permitted, directly or in conjunction with or through partners or other channel collaborators, to reference this data, reports, filings, and communications relating specifically to Intrexon Materials that are or express ingredients for Collaboration Products in regulatory filings made to obtain regulatory approval for products for use in fields outside the Field. Intrexon shall have the right to use any such information in developing and Commercializing products outside the Field and to license any Third Parties to do so. Notwithstanding the provisions of this Section 3.8, Intrexon shall not, outside of the Program, utilize any Histogenics data, reports, filings or communications in support of obtaining regulatory approval for a product indicated for use in the Field. To the extent that any Histogenics data, reports, filings or communications in this 3.8(a) contain Confidential Information such information shall be subject to the provisions of Article 7.

(b) Intrexon shall provide (or shall cause an applicable Affiliate or sublicensee to provide) to Histogenics following receipt of Histogenics’ written request copies of all regulatory data and reports, regulatory filings, and communications from regulatory authorities to the extent that they relate specifically to Intrexon’s cell line(s) other than the Universal Cell Line and may be reasonably useful to Histogenics or its Affiliates or sublicensees in seeking regulatory approval for one or more Collaboration Products. Histogenics shall be permitted, directly or in conjunction with or through Affiliates or other sublicensees, to reference such data, reports, filings, and communications in regulatory filings made to obtain regulatory approval for Collaboration Products in the Field subject to Section 3.2. Histogenics shall have the right to use any such information in developing and Commercializing Collaboration Products for the Field and to license any of its Affiliates and sublicensees to do so subject to Section 3.2. Intrexon shall

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reasonably cooperate with Histogenics to provide Histogenics with such waivers, cross reference letters, assignments, and/or other reasonable documentation as may be necessary or useful for Histogenics’ full exercise of its right of access under this paragraph. To the extent that any such data, reports, filings or communications in this 3.8(b) contain Confidential Information such information shall be subject to the provisions of Article 7.

3.9 Third Party Licenses.

(a) **** shall obtain, ****, any licenses from Third Parties that are required in order to practice the Intrexon Channel Technology in the Field where the licensed intellectual property is reasonably necessary for **** to conduct genetic and cell engineering and related analytic activities under JSC established plans for the Program (but specifically excluding intellectual property directed to any specific target genes selected by the JSC for inclusion into the Universal Cell Line) (“Supplemental In-Licensed Third Party IP”). Other than with respect to Supplemental In-Licensed Third Party IP, **** shall be solely responsible for obtaining, ****, any licenses from Third Parties that **** determines, in its sole discretion, are required in order to lawfully make, use, sell, offer for sale, or import Collaboration Products (“Complementary In-Licensed Third Party IP”). Supplemental In-Licensed Third Party IP and Complementary In-Licensed Third Party IP are collectively referred to as “In-Licensed Program IP”.

(b) In the event that either Party desires to license from a Third Party any Supplemental In-Licensed Third Party IP or Complementary In-Licensed Third Party IP, such Party shall so notify the other Party, and the IPC shall discuss such In-Licensed Program IP and its applicability to the Collaboration Products and to the Field. As provided above in Section 3.8(a), **** shall have the sole right and responsibility to pursue a license under Supplemental In-Licensed Third Party IP, and **** hereby covenants that it shall not itself directly license such Supplemental In-Licensed Third Party IP at any time, provided that **** may (but shall not be obligated to) obtain such a license directly if the Third Party owner or licensee of such Supplemental In-Licensed Third Party IP brings an infringement action against **** or its Affiliates or threatens to bring such action (including, without limitation, if such threats would reasonably be considered to subject the Third Party owner or licensee to declaratory judgment jurisdiction) and, after written notice to **** of such action, **** fails to obtain a license to such Supplemental In-Licensed Third Party IP using Diligent Efforts within ninety (90) days after such notice. Following the IPC’s discussion of any Complementary In-Licensed Third Party IP, subject to Section 3.8(c), **** shall have the right to pursue a license under Complementary In-Licensed Third Party IP, at **** sole expense. For the avoidance of doubt, **** may at any time obtain a license under Complementary In-Licensed Third Party IP outside the Field, at **** sole expense, provided that if **** decides to seek to obtain such a license, it shall use reasonable efforts to coordinate its licensing activities in this regard with ****.

(c) **** shall provide the proposed terms of any license under Complementary In-Licensed Third Party IP and the final version of the definitive license agreement for any Complementary In-Licensed Third Party IP to the IPC for review and discussion prior to signing, and shall consider **** comments thereto in good faith. To the extent that **** obtains a license under Supplemental In-Licensed Third Party IP,

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**** shall provide the final version of the definitive license agreement for such Supplemental In-Licensed Third Party IP to the IPC. If **** acquires rights under any Supplemental In-Licensed Third Party Program IP outside the Field, it will do so on a non-exclusive basis unless it obtains the prior written consent of Intrexon for such license outside the Field to be exclusive. Any Party that is pursuing a license to any In-Licensed Program IP with respect to the Field under this Section 3.8 shall keep the other Party reasonably informed of the status of any negotiations relating thereto. For purposes of clarity, (i) any costs incurred by **** in obtaining and maintaining licenses to Supplemental In-Licensed Third Party IP shall be borne solely by ****, and (ii) any costs incurred by **** in obtaining and maintaining licenses to Complementary In-Licensed Third Party IP (and, to the limited extent provided in subsection (b), Supplemental In-Licensed Third Party IP) shall be borne solely by ****.

(d) For any Third Party license under which **** or its Affiliates who are wholly-owned subsidiaries of **** obtain a license under Patents claiming inventions or know-how specific to or used or incorporated into the development, manufacture, and/or Commercialization of Collaboration Products, **** shall use commercially reasonable efforts to ensure that **** will have the ability, to the extent required by ****, to assign such agreement to **** or grant a sublicense to **** thereunder (having the scope set forth in ****).

(e) The licenses granted to Histogenics under Section 3.1 may include sublicenses under Intrexon IP that has been licensed to Intrexon by one or more Third Parties. Any such sublicenses are subject to the terms and conditions set forth in the applicable upstream license agreement, subject to the cost allocation set forth in Section 3.9(c), provided that Intrexon shall either provide unredacted copies of such upstream license agreements to Histogenics or shall disclose in writing to Histogenics all of such terms and conditions that are applicable to Histogenics, in each case prior to or on the date on which the sublicense takes effect. Histogenics shall not be responsible for complying with any provisions of such upstream license agreements unless, and to the extent that, such provisions have been disclosed to Histogenics as provided in the preceding sentence.

(f) If either Party receives written notice from a Third Party concerning activities of a Party taken in conjunction with performance of obligations under this Agreement, which notice alleges infringement by a Party of, or offers license under, Patents or other intellectual property rights owned or controlled by that Third Party, the receiving Party shall inform the other Party thereof within five (5) business days.

3.10 Licenses to Intrexon. Subject to the terms and conditions of this Agreement, Histogenics hereby grants to Intrexon a non-exclusive, worldwide, fully-paid, royalty-free license, under any applicable Patents or other intellectual property Controlled by Histogenics or its Affiliates who are wholly-owned subsidiaries of Histogenics, solely to the extent necessary for Intrexon to conduct those responsibilities assigned to it under this Agreement, which license shall be sublicensable solely to Intrexon’s Affiliates or to any Intrexon subcontractors as permitted in accord with Section 4.5 or as otherwise permitted to be used by Intrexon in conjunction with support services under Section 4.6 (Subject to JSC research plan approval). Intrexon shall ensure that each of its Affiliates and subcontractors complies with all obligations

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imposed on Intrexon under this Agreement. Any breach of any such obligations by any Affiliate or subcontractor shall be deemed a breach by Intrexon of its obligations under this Agreement, and Intrexon shall be responsible and liable for any breach of any such obligations by any of its Affiliates or subcontractors.

3.11 Restrictions Relating to Intrexon Materials. Histogenics and its permitted sublicensees shall use the Intrexon Materials solely for purposes of the Program and not for any other purpose without the prior written consent of Intrexon. With respect to the Intrexon Materials comprising Intrexon’s vector assembly technology, Histogenics shall not, and shall ensure that Histogenics personnel and permitted sublicensees do not, except as otherwise permitted in this Agreement (a) distribute, sell, lend or otherwise transfer such Intrexon Materials to any Third Party; (b) co-mingle such Intrexon Materials with any other proprietary biological or chemical materials without Intrexon’s written consent; or (c) analyze such Intrexon Materials or in any way attempt to reverse engineer or sequence such Intrexon Materials.

ARTICLE 4

OTHER RIGHTS AND OBLIGATIONS

4.1 Development and Commercialization. Subject to Sections 4.5 and 4.6, Histogenics shall be solely responsible for the development and Commercialization of Collaboration Products. Histogenics shall be responsible for all costs incurred in connection with the Program except that Intrexon shall be responsible for the following: (a) if applicable, costs of establishing manufacturing capabilities and facilities in connection with Intrexon’s manufacturing obligation under Section 4.5 (provided, however, that Intrexon may include an allocable portion of such costs, through depreciation and amortization, when calculating the Fully Loaded Cost of manufacturing the applicable portion of a Collaboration Product, to the extent such allocation, depreciation, and amortization is permitted by US GAAP, it being recognized that the majority of non-facilities scale-up costs cannot be capitalized and amortized under US GAAP); (b) costs of basic research with respect to the Intrexon Channel Technology and Intrexon Materials (i.e., platform improvements) but, for clarity, excluding research described in Section 4.6 or research requested by the JSC for the development of a Collaboration Product (which research costs shall be reimbursed by Histogenics); (c) ****; (d) costs of filing, prosecution and maintenance of Intrexon Patents; and (e) any other costs mutually agreed upon by the Parties in writing as being Intrexon’s responsibility. The costs encompassed within clause (a) of the previous sentence shall include, if applicable, the scale-up of Intrexon Materials for generating data for regulatory approval submissions and Commercialization of Collaboration Products undertaken pursuant to Section 4.5, which shall be at Intrexon’s cost whether it elects to conduct such efforts internally or through Third Party contractors retained by either Intrexon or Histogenics (with Intrexon’s consent).

4.2 Information and Reporting. Histogenics will keep Intrexon informed about Histogenics’ efforts to develop and Commercialize Collaboration Products, including reasonable and accurate summaries of Histogenics’ (and its Affiliates’ and, if applicable, (sub)licensees’) development plans (as updated) for Collaboration Products, including regulatory plans, marketing plans (as updated), progress towards meeting the goals and milestones in such plans

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and explanations of any material deviations, significant developments in the development and/or Commercialization of the Collaboration Products, including initiation or completion of a regulatory trial, submission of a United States or international regulatory filing, receipt of a response to such United States or international regulatory filing, product safety event, receipt of regulatory approval, or commercial launch, and manufacturing costs and pricing information. As set forth in Section 3.8 above, Histogenics shall also provide to Intrexon copies of all final regulatory documents and reports, and regulatory correspondence and filings generated by Histogenics, to the extent that they relate specifically to Intrexon Materials that are or express ingredients for Collaboration Products, as soon as practical following receipt of Intrexon’s written request for such materials. Intrexon will keep Histogenics informed about Intrexon’s efforts to undertake discovery-stage research for the Program with respect to the Intrexon Channel Technology and Intrexon Materials. Unless otherwise provided herein or directed by the JSC, such disclosures by Histogenics and Intrexon will be coordinated by the JSC and made in connection with JSC meetings at least once every six (6) months while Collaboration Products are being developed or Commercialized anywhere in the world, and shall be reflected in the minutes of such meetings.

4.3 Regulatory Matters. At such time as the JSC authorizes the initiation of active regulatory activities for Collaboration Products, the RAC shall be formed and constituted to actively manage such regulatory activities. Histogenics shall thereafter own and maintain, at its own cost, all regulatory filings and regulatory approvals for Collaboration Products that Histogenics is developing or Commercializing pursuant to this Agreement. As such, Histogenics shall be responsible for reporting all adverse events related to such Collaboration Products to the appropriate regulatory authorities in the relevant countries, in accordance with the applicable laws and regulations of such countries. To the extent that Intrexon will itself develop, or in collaboration with other third parties develop, Intrexon Materials outside of the Field, Intrexon may request that Histogenics and Intrexon establish and execute a separate safety data exchange agreement, which agreement will address and govern the timely exchange of safety information generated by Histogenics, Intrexon, and relevant third parties with respect to specific Intrexon Materials.

4.4 Diligence.

(a) Histogenics shall use, and shall require its sublicensees to use, Diligent Efforts to develop and Commercialize Collaboration Products in accordance with plans for projects mutually agreed upon by the parties through the JSC.

(b) Without limiting the generality of the foregoing, Intrexon may, from time to time, notify Histogenics via the JSC that it believes it has identified a Superior Therapy, and in such case Intrexon shall provide to Histogenics its then-available information about such product and reasonable written support for its conclusion that the product constitutes a Superior Therapy. Promptly thereafter, Histogenics and Intrexon shall discuss and come to a mutual agreement regarding one or more tests that will be conducted to try to validate Intrexon’s conclusion that the product constitutes a Superior Therapy. If the parties mutually agree that Intrexon’s conclusion is validated by such test(s), then Histogenics shall have the following obligations with respect to such proposed Superior Therapy: (i) within sixty (60) days after such notification, Histogenics shall prepare and deliver to the JSC for review and approval a development plan

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detailing how Histogenics will pursue the Superior Therapy (including a proposed budget); (ii) Histogenics shall revise the development plan as directed by the JSC; and (iii) following approval of the development plan by the JSC, Histogenics shall use Diligent Efforts to pursue the development of the Superior Therapy under the Program in accordance with such development plan. If Histogenics fails to comply with the foregoing obligations, or if Histogenics unreasonably exercises its casting vote at the JSC to either (x) prevent the approval of a development plan for a Superior Therapy; (y) delay such approval more than sixty (60) days after delivery of the development plan to the JSC; or (z) approve a development plan that is insufficient in view of the nature and magnitude of the opportunity presented by the Superior Therapy, then Intrexon shall have the termination right set forth in Section 10.2(c) (Subject to the limitation set forth therein). For clarity, any dispute arising under this 4.4, including any dispute as to whether a proposed project constitutes a Superior Therapy (as with any other dispute under this Agreement) shall be Subject to dispute resolution in accordance with Article 11, and (ii) Intrexon shall have no right to terminate this Agreement pursuant to Section 10.2(c), and the cure period provided in Section 10.2(c) shall be stayed, during the period any such dispute is Subject to such dispute resolution process.

(c) The activities of Histogenics’ Affiliates and any permitted sublicensees shall be attributed to Histogenics for the purposes of evaluating Histogenics’ fulfillment of the obligations set forth in this Section 4.4.

4.5 Manufacturing. The JSC will determine the strategy for manufacturing of the Collaboration Product giving due consideration to the concerns of either Party regarding the protection of its proprietary Information (including know-how, trade secrets, and Confidential Information) and other intellectual property rights (including Patents, trademarks, and biomaterials). Intrexon shall have the option to propose to the JSC that Intrexon should perform (or have its preferred contract manufacturer perform) relevant manufacturing activities in connection with a Collaboration Product to the extent that such activities may be reasonably expected to materially impact Intrexon’s rights in and to Intrexon Channel Technology, Intrexon IP, and Intrexon Materials. To the extent that Intrexon so proposes under this Section 4.5, Histogenics, if it consents to such proposal, such consent not to be unreasonably withheld, may request that the Parties establish and execute a separate manufacturing and supply agreement, which agreement will establish and govern the production, quality assurance, and regulatory activities associated with manufacture of the relevant materials of the Parties. Any manufacturing Information or Intrexon Materials transferred hereunder to Histogenics or its contract manufacturer shall not be further transferred to any Third Party, including any sublicensee (including a Product Sublicensee), or any Histogenics Affiliate without the prior written consent of Intrexon, except as otherwise permitted under Section 3.2 and provided, however, that Intrexon shall not unreasonably withhold such consent.

4.6 Support Services.

(a) The JSC will meet promptly following the Effective Date and prepare and approve the initial Work Plan under which Intrexon will provide support services to Histogenics for the research and development of Collaboration Products under the Program, which initial Work Plan may be amended from time to time by the JSC. The Work Plan shall set forth activities to be undertaken by Intrexon in support of development of Collaboration Products,

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deliverables, timelines, and estimated costs (including a detailed budget that shall include all estimated Fully Loaded Costs). Additionally, from time to time, on an ongoing basis, Histogenics may request, or Intrexon may propose, that Intrexon perform certain additional support services with respect to researching and developing new Collaboration Products or improving the manufacturing or processing methods for any existing Collaboration Products. To the extent that Intrexon perform such support services under this Section 4.6(a) that are requested by Histogenics and/or approved by the JSC, it is understood that Intrexon would be compensated for such services in cash payments from Histogenics based upon Intrexon’s Fully Loaded Cost in connection with such services as set forth in Section 4.6(b).

(b) Prior to achievement of the IND Acceptance Milestone Event, Histogenics will compensate Intrexon for such support services under this Section 4.6 with cash equal to fifty percent (50%) of Intrexon’s invoiced Fully Loaded Cost in connection with such services. Within ninety (90) days of achievement of the first instance of the IND Acceptance Milestone Event, Histogenics shall pay Intrexon an additional (i.e., a second) fifty percent (50%) of Intrexon’s prior invoiced Fully Loaded Cost in connection with such services (i.e., such that Intrexon will have in total been compensated for one hundred percent (100%) of the Fully Loaded Costs that were invoiced prior to the first occurrence of the IND Acceptance Milestone Event), with cash. Following the first achievement of the IND Acceptance Milestone Event, unless otherwise agreed upon by the parties, Histogenics will thereafter compensate Intrexon for such support services under this Section 4.6 with cash payments equal to one hundred percent (100%) of Intrexon’s invoiced Fully Loaded Cost in connection with such services.

(c) Under this Section 4.6, Intrexon shall keep the JSC reasonably apprised of any expected material deviations from budgeted costs under JSC-approved research projects and Work Plans as such deviations arise and/or as Intrexon becomes aware of the threat of such deviation, provided that in no event will Intrexon provide Histogenics with a report of budgeted costs to actual costs on such projects and Work Plans less frequently than once per calendar year. In the event that, in performance under a JSC-approved project or Work Plan is projected to exceed more than **** of the amount budgeted or Intrexon reasonably determines that the JSC-established budget is insufficient to complete performance of the tasks under the project, it will notify the JSC such that the JSC can appropriately amend the respective project or Work Plan and Intrexon may discontinue performance under such project plan until the JSC has so amended the project or Work Plan.

4.7 Compliance with Law. Each Party shall comply, and shall ensure that its Affiliates, (sub)licensees and Third Party contractors comply, with all applicable laws, regulations, and guidelines applicable to the Program, including without limitation those relating to the transport, storage, and handling of Intrexon Materials and Collaboration Products.

4.8 Trademarks and Patent Marking. To the extent Histogenics elects to use Intrexon Trademarks in connection with Collaboration Products and to the extent permitted by applicable law and regulations, Histogenics shall ensure that the packaging, promotional materials, and labeling for Collaboration Products, as appropriate, shall carry, in a conspicuous location, the applicable Intrexon Trademark(s), subject to Histogenics’ reasonable approval of the size, position, and location thereof. Consistent with the U.S. patent laws, Histogenics shall ensure that Collaboration Products, or their respective packaging or accompanying literature as

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appropriate, bear applicable and appropriate patent markings for Intrexon Patent numbers. Histogenics shall provide Intrexon with copies of any materials containing the Intrexon Trademarks or such patent markings prior to using or disseminating such materials, in order to obtain Intrexon’s approval thereof, which approval shall not be unreasonably withheld, conditioned or delayed. Histogenics’ use of the Intrexon Trademarks and patent markings shall be subject to prior review and approval of the IPC. Histogenics acknowledges Intrexon’s sole ownership of the Intrexon Trademarks and agrees not to take any action inconsistent with such ownership. Histogenics covenants that it shall not use any trademark confusingly similar to any Intrexon Trademarks in connection with any products (including any Collaboration Product). From time to time during the Term, Intrexon shall have the right to obtain from Histogenics samples of Collaboration Product sold by Histogenics or its Affiliates or Sublicensees, or other items which reflect public uses of the Intrexon Trademarks or patent markings, solely for the purpose of inspecting the quality of such Collaboration Products, the use of the Intrexon Trademarks, or the accuracy of the patent markings. In the event that Intrexon inspects under this Section 4.8, Intrexon shall notify the result of such inspection to Histogenics in writing promptly thereafter. Histogenics shall comply with reasonable policies provided by Intrexon in writing from time-to-time at least thirty (30) days prior to the due date of the obligation to comply to maintain the goodwill and value of the Intrexon Trademarks.

4.9 Equity Purchase Commitment.

(a) Subject to Section 4.9(b), if requested by Histogenics, Intrexon will participate in a Qualified Financing (as hereinafter defined) conducted by Histogenics and will purchase as part of, or in connection with, such Qualified Financing, $15,000,000 worth of Common Stock or other securities issued and sold by Histogenics in the Qualified Financing (the “Equity Purchase Commitment”), provided, however, that in no event shall Intrexon have any obligation to purchase more than that number of shares that, together with any other shares of Common Stock held by Intrexon, results in Intrexon’s aggregate ownership of Histogenix’s Common Stock following the Qualified Financing equaling or exceeding 25% of the outstanding Common Stock of Histogenics. For the purposes of this Section 4.9, a “Qualified Financing” shall mean a sale by Histogenics of Common Stock or equity securities convertible into Common Stock in an underwritten public offering raising gross proceeds of at least $50,000,000, including the Equity Purchase Commitment. The price per share paid by Intrexon in any such Qualified Financing shall be the same as that paid by the other investors in such Qualified Financing, and Intrexon shall receive securities of the same type and with the same rights, preferences and privileges as the other investors in such Qualified Financing, including, for example, any warrant coverage, subject to the execution by Intrexon of the investment documents entered into by the other investors in the Qualified Financing. Notwithstanding the foregoing, in the event that counsel to Histogenics or counsel to any underwriter in the Qualified Financing advises Histogenics that such participation is not permissible under and in compliance with applicable securities laws (including without limitation Section 5 of the Securities Act of 1933, as amended (the “Securities Act”)):

(i) Intrexon shall be under no obligation to participate in such public offering but may, upon receipt of the prospectus and other offering documents prepared by Histogenics in connection with such public offering, at its election, do so in an amount equal to

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the Equity Purchase Commitment. Upon such election, Histogenics shall permit Intrexon to participate in such public offering in the amount of the Equity Purchase Commitment.

(ii) In the event that Intrexon elects, in accordance with Section 4.9(a)(i), not to participate in a public offering, Intrexon shall be obligated to purchase an amount equal to the Equity Purchase Commitment in a private placement and not in such public offering. In any such private placement: (A) the offer of the securities in such private placement shall be made on the same terms and conditions as the offer of the securities in the public offering, (B) the closing of the private placement shall occur concurrently with the closing of the public offering, and (C) Histogenics shall provide registration rights in a form similar to those set forth in the Form of Equity Terms under the heading “Registration Rights” with respect to the securities purchased in the private placement.

(b) Notwithstanding the foregoing, Intrexon shall not be obligated to purchase shares of the Company’s Common Stock pursuant to this Section 4.9 unless:

(i) the Company shall then be in substantial compliance with its obligations under this Agreement, and such Agreement shall not have been terminated, and

(ii) the Qualified Financing shall have closed within twelve (12) months following the date of this Agreement.

ARTICLE 5

COMPENSATION

5.1 Technology Access Fee. In partial consideration for Histogenics’ appointment as an exclusive channel collaborator in the Field and the other rights granted to Histogenics hereunder and as an access fee for commercial license rights to the Intrexon IP granted under Section 3.1, Histogenics shall pay to Intrexon a one time payment valued at ten million United States dollars ($10,000,000) (the “Technology Access Fee”). The Technology Access Fee shall be paid in the form of the Note executed and delivered by Histogenics on the Effective Date. The receipt by Intrexon of the executed Note for the Technology Access Fee on the Effective Date and compliance by Histogenics with regard to the maturity and payment provisions set forth in the Note are both conditions subsequent to the effectiveness of this Agreement.

5.2 Royalty Payments for Collaboration Products.

(a) No later than thirty (30) days after each calendar quarter in which there is positive aggregate Gross Profit arising from the sale in the Field and Territory of Collaboration Products, Histogenics shall pay to Intrexon **** of the aggregate Gross Profit for such Collaboration Products during such calendar quarter. For purposes of clarity, in the event that there is negative Gross Product for a particular Collaboration Product in any calendar quarter, (i) neither Histogenics nor Intrexon shall owe any payments hereunder with respect to such Collaboration Product and (ii) any such negative Gross Profit that results from Excess Product Liability Costs may be carried forward to future calendar quarters and offset against positive Gross Profit in such future calendar quarters for the same Collaboration Product;

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provided, that, except as set forth in the preceding sentence, Histogenics shall not be permitted to carry forward any negative Gross Profit to subsequent quarters.

(b) No later than thirty (30) days after each calendar quarter in which Histogenics or any Histogenics Affiliate receives Sublicensing Revenue, Histogenics shall pay to Intrexon **** of such Sublicensing Revenue.

5.3 Milestones.

(a) Histogenics Commercialization Milestones. Upon certain instances of attainment of certain Commercialization Milestone Events by a Collaboration Product (whether such attainment is achieved by Histogenics or by a permitted sublicensee), Histogenics has agreed to pay Intrexon milestone payments as set forth in this Section 5.3. The milestone payments are each payable, at Histogenics’ election subject to 5.3(b), either in cash or in shares of Histogenics’ common stock (using Fair Market Value to calculate the number of shares to be issued to Intrexon in lieu of cash). The specific milestone payments due to Intrexon upon achievement of the various Commercialization Milestone Events are set forth in Sections 5.3(a)(i) through 5.3(a)(v) below. Each of the Commercialization Milestone Events under Sections 5.3(a)(i) through 5.3(a)(iv) below will trigger payment by Histogenics only once (i.e., only the first time each such Commercialization Milestone Event in question is achieved), and Histogenics will not be obligated to make any milestone payment for any given Collaboration Product if that same milestone payment had been previously paid to Intrexon for any previous Collaboration Product having achieved previously the same Commercialization Milestone Event. The Commercialization Milestone Event under Section 5.3(a)(v) below, however, will trigger payment by Histogenics each time it is achieved.

(i) Histogenics shall pay Intrexon a milestone payment of five hundred thousand United States dollars ($500,000) within thirty (30) days of the first instance of the achievement of the IND Filing Milestone Event, said payment being made, at Histogenics’ option subject to Sections 5.3(b) and 5.3(c), either in cash or in shares of Histogenics’ common stock.

(ii) Histogenics shall pay Intrexon a milestone payment of two million five hundred thousand United States dollars ($2,500,000) within thirty (30) days of the first instance of the achievement of the IND Acceptance Milestone Event, said payment being made, at Histogenics’ option subject to Section 5.3(b) and 5.3(c), either in cash or in shares of Histogenics’ common stock.

(iii) Histogenics shall pay Intrexon a milestone payment of three million United States dollars ($3,000,000) within thirty (30) days of the first instance of the achievement of the Phase III Milestone Event, said payment being made, at Histogenics’ option subject to Section 5.3(b) and 5.3(c), either in cash or in shares of Histogenics’ common stock.

(iv) Histogenics shall pay Intrexon a milestone payment of five million United States dollars ($5,000,000) within thirty (30) days of the first instance of the achievement of the Approval Milestone Event, said payment being made, at Histogenics’ option subject to Section 5.3(b) and 5.3(c), either in cash or in shares of Histogenics’ common stock.

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(v) Histogenics shall pay Intrexon a milestone payment of one million United States dollars ($1,000,000) within thirty (30) days of each instance of the achievement of the Amended Approval Milestone Event, said payment being made, at Histogenics’ option subject to Section 5.3(b) and 5.3(c), either in cash or in shares of Histogenics’ common stock.

(b) Commercialization Milestones After Company Sale. In the event that Histogenics consummates a Company Sale prior to paying to Intrexon any one or more of the respective milestone payments set forth in Sections 5.3(a)(i) through 5.3(a)(v) and this Agreement is transferred or assigned to the buyer in connection with such Company Sale, then all subsequent payments for Commercialization Milestone Events shall thereafter each be payable only in cash to Intrexon.

(c) Product Sublicense Milestones. If (A) a Commercialization Milestone Event occurs that gives rise to a right for Intrexon to receive a payment from Histogenics under Section 5.3(a), (B) that Commercialization Milestone Event is achieved by a Collaboration Product licensed to a Product Sublicensee under a respective Product Sublicense, and (C) Histogenics is due to receive a milestone payment from the Product Sublicensee for achievement of that same (or substantially similar) Commercialization Milestone Event by the sublicensed Collaboration Product under the respective Product Sublicense, then Intrexon may elect at its own discretion to waive that particular milestone payment from Histogenics for that particular Commercialization Milestone Event and instead designate the amount of the payment due to Histogenics from the Product Sublicensee for acheivement of that same (or substantially similar) Commercializaton Milestone Event as Sublicensing Revenue for which Intrexon will be entitled to receive revenue sharing under Section 5.2(b). If it so elects under this Section 5.3(b), Intrexon must notify Histogenics in writing of its waiver of the specific milestone under the above Section 5.3(a) and its concurrent election to share the milestone payment due from the Product Sublicensee as Sublicensing Revenue at least five (5) business days prior to the deadline for Histogenics to make a payment for the waived milestone payment. The actual receipt by Intrexon of its full share of the Product Sublicensee milestone payment as Sublicensing Revenue will be a condition subsequent to making final any waiver of Intrexon’s rights to receive the respective milestone payment otherwise due from Histogenics under Section 5.3(a). Histogenics will pay Intrexon any amount due under this Section 5.3(b) within the later of (i) thirty (30) days from underlying Commercialization Milestone Event, or (ii) ten (10) days following the date stipulated in the underlying Product Sublicense for Histogenics to receive the milestone payment.

(d) Histogenics Sales Milestones. The Parties additionally agree that the sales based milestones set forth below in Sections 5.3(d)(i) through 5.3(d)(iii) shall be paid by Histogenics to Intrexon. Each milestone shall be payable only once upon the first instance of achievement thereof, and the respective payment for such will be due to be paid to Intrexon within thirty (30) days following the completion of the calendar quarter in which the respective sales milestone was achieved.

(i) Upon the first instance that cumulative annual Net Sales for Collaboration Products reaches three hundred million United States dollars ($300,000,000), Histogenics shall pay Intrexon a milestone payment of five million United States dollars ($5,000,000) within the time frames set forth above.

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(ii) Upon the first instance that cumulative annual Net Sales for Collaboration Products reaches six hundred and fifty million United States dollars ($650,000,000), Histogenics shall pay Intrexon a milestone payment of seven million five hundred thousand United States dollars ($7,500,000) within the time frames set forth above.

(iii) Upon the first instance that cumulative annual Net Sales for Collaboration Products reaches one billion United States dollars ($1,000,000,000), Histogenics shall pay Intrexon a milestone payment of ten million United States dollars ($10,000,000) within the time frames set forth above.

5.4 Equity Agreement Controls. All issuances of equity interests to Intrexon in accordance with this Agreement shall be in accordance with the terms and conditions of the Note, with regard to the Technology Access Fee, and definitive stock issuance agreements on Histogenics’ standard forms (including standard representaions and warranties of Histogenics and Intrexon), as well as, the Equity Agreement Term.

5.5 Method of Payment. Payments due to Intrexon under this Agreement shall be paid in United States dollars by wire transfer to a bank in the United States designated in writing by Intrexon. All references to “dollars” or “$” herein shall refer to United States dollars.

5.6 Payment Reports and Records Retention. Within thirty (30) days after the end of each calendar quarter during which, with respect to Collaboration Products, a positive Gross Profit or Sublicensing Revenue have been generated or received, a Commercialization Milestone Event has been achieved, a sales milestone under Section 5.3(d) has been met, or a negative Gross Profit has occurred, Histogenics shall deliver to Intrexon a written report that shall contain at a minimum for the applicable calendar quarter:

(a) gross sales of each Collaboration Product on a country-by-country basis;

(b) itemized calculation of Net Sales and Gross Profit, showing all applicable deductions and underlying calculations of COGS;

(c) itemized calculation of Sublicensing Revenue;

(d) the amount of any negative Gross Profit for the applicable calendar quarter, and any negative Gross Profit amount carried forward from a prior quarter and applied during the present quarter (as per Section 5.2(a));

(e) the amount of the payment (if any) due pursuant to each of Sections 5.2(a) and 5.2(b);

(f) the amount of the payment (if any) made by Histogenics, or that has become due by the achievement of milestones during the preceding calendar quarter under Section 5.3;

(g) the amount of taxes, if any, withheld to comply with any applicable law; and

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(h) the exchange rates used in any of the foregoing calculations.

For three (3) years after each sale or other commercial use of Collaboration Product, or after incurring any component item Histogenics incorporated into its calculations above, Histogenics shall keep (and shall ensure that its Affiliates and, if applicable, (sub)licensees shall keep) complete and accurate records of such sales, commercial use, or component item in sufficient detail to confirm the accuracy of the payment calculations hereunder.

5.7 Audits.

(a) Upon the written request of Intrexon, Histogenics shall permit an independent certified public accounting firm of internationally recognized standing selected by Intrexon, and reasonably acceptable to Histogenics, to have access to and to review, during normal business hours and upon no less than thirty (30) days prior written notice, the applicable records of Histogenics and its Affiliates to verify the accuracy and timeliness of the reports and payments made by Histogenics under this Agreement. Such review may cover the records for sales made in any calendar year ending not more than three (3) years prior to the date of such request. The accounting firm shall disclose to both Parties whether the royalty reports and/or know-how reports conform to the provisions of this Agreement and/or US GAAP, as applicable, and the specific details concerning any discrepancies. Such audit may not be conducted more than once in any calendar year.

(b) If such accounting firm concludes that additional amounts were owed during such period, Histogenics shall pay additional amounts, with interest from the date originally due as set forth in Section 5.9, within thirty (30) days of receipt of the accounting firm’s written report. If the amount of the underpayment is greater than five percent (5%) of the total amount actually owed for the period audited, then Histogenics shall in addition reimburse Intrexon for all costs related to such audit; otherwise, Intrexon shall pay all costs of the audit. In the event of overpayment, any amount of such overpayment shall be fully creditable against amounts payable for the immediately succeeding calendar quarter(s).

(c) Intrexon shall (i) treat all information that it receives under this Section 5 in accordance with the confidentiality provisions of Article 7 and (ii) cause its accounting firm to enter into an acceptable confidentiality agreement with Histogenics obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, in each case except to the extent necessary for Intrexon to enforce its rights under this Agreement.

5.8 Taxes. The Parties will cooperate in good faith to obtain the benefit of any relevant tax treaties to minimize as far as reasonably possible any taxes which may be levied on any amounts payable hereunder. Histogenics shall deduct or withhold from any payments any taxes that it is required by applicable law to deduct or withhold. Notwithstanding the foregoing, if Intrexon is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, it may deliver to Histogenics or the appropriate governmental authority (with the reasonable assistance of Histogenics to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Histogenics of its obligation to withhold tax, and Histogenics shall apply the reduced rate of withholding tax, or dispense with

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withholding tax, as the case may be, provided that Histogenics has received evidence of Intrexon’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the payment is due. If, in accordance with the foregoing, Histogenics withholds any amount, it shall make timely payment to the proper taxing authority of the withheld amount, and send to Intrexon proof of such payment within forty-five (45) days following that latter payment.

5.9 Late Payments. Any undisputed amount owed by Histogenics to Intrexon under this Agreement that is not paid within the applicable time period set forth herein shall accrue interest at the lower of (a) two percent (2%) per month, compounded, or (b) the highest rate permitted under applicable law.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1 Ownership.

(a) Subject to the license granted under Section 3.1, all rights, technology, and intellectual property, including the Intrexon IP, (A) Controlled by Intrexon as of the Effective Date, or (B) thereafter developed by Intrexon independent of the Program and independent of Histogenics Platform Technology, shall be owned by and remain the sole property of Intrexon.

(b) All rights, technology, and intellectual property (A) Controlled by Histogenics or any of its Affiliates that are wholly-owned subsidiaries as of the Effective Date (but excluding any Intrexon IP licensed hereunder), or (B) thereafter developed by Histogenics or any of its Affiliates that are wholly-owned subsidiaries independent of the Program, Intrexon Channel Technology, Intrexon IP or Intrexon Materials, shall be owned by and remain the sole property of Histogenics and such Affiliates (the “Histogenics Independent IP”). For clarity, the Histogenics Independent IP includes (i) the Histogenics Platform Technology and Histogenics Patents and (ii) any and all improvements and modifications to, and any and all derivatives of, Histogenics Platform Technology conceived, reduced to practice or made by or on behalf of Histogenics or any of its Affiliates that are wholly-owned subsidiaries, provided, that such improvements or modifications are not based upon, do not incorporate, and do not require the use of, Intrexon IP, the Intrexon Channel Technology or Intrexon Materials.

(c) Histogenics and/or Intrexon may solely or jointly conceive, and/or reduce to practice, inventions, processes, techniques, and other technology, whether or not patentable, in the course of performing the Program (collectively “Inventions”). Each Party shall promptly provide the IPC with a detailed written description of any such Inventions to enable the IPC to reasonably identify those Inventions that relate to the Field. Inventorship shall be determined in accordance with United States patent laws.

(d) As between the Parties, and excluding Joint Program Inventions, Intrexon shall solely own all right, title and interest in all Inventions (together with all Patent rights and other intellectual property rights therein) that (A) (i) solely relate to use of the Intrexon Channel Technology, Intrexon IP, or Intrexon Materials, and/or (ii) relate generally to the discovery,

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design and development of markers, cell processing techniques and lines, complex transgenes and vectors, and production processes, and (B) in any case, that are not based upon and do not incorporate or require the use of the Histogenics Independent IP or Histogenics Patents (collectively, the “Channel-Related Program IP”). For clarity and nothwithstanding the foregoing, the Universal Cell Line and any other cell lines delivered to Histogenics under the Program, and all intellectual property rights therein, shall constitute Channel-Related Program IP and shall therefore be owned by Intrexon. In addition, notwithstanding the first sentence of this Section, all Inventions (together with all Patent rights and other intellectual property rights therein) that (a) relate generally to cell processing techniques and lines, (b) that are not based upon, do not incorporate, or do not require the use of, Intrexon IP, the Intrexon Channel Technology or Intrexon Materials and (c) were invented solely by Histogenics shall be deemed Histogenics Platform Inventions. Histogenics hereby assigns and agrees to assign to Intrexon all of Histogenics’s interests in and to any and all Channel-Related Program IP, and shall perform or have performed any and all acts reasonably necessary to assist Intrexon in perfecting its rights in and to any and all of the Channel-Related Program IP (not including any Histogenics Independent IP that may be included therein), including executing or having executed any documents affecting the appropriate assignment to Intrexon to the extent reasonably requested by Intrexon at Intrexon’s request.

(e) Subject to the foregoing, and excluding Joint Program Inventions, Histogenics shall solely own all right, title and interest in all Inventions (together with all Patent rights and other intellectual property rights therein) that (A) (i) solely relate to use of the Histogenics Independent IP or Histogenics Patents, and (ii) that are not based upon, do not incorporate, or do not require the use of, Intrexon IP, the Intrexon Channel Technology or Intrexon Materials, and/or (B) were invented solely by Histogenics (collectively, “Histogenics Platform Inventions”). Intrexon hereby assigns and agrees to assign to Histogenics all of Intrexon’s interests in and to any and all Histogenics Platform Inventions, and shall perform or have performed any and all acts reasonably necessary to assist Histogenics in perfecting its rights to any and all Histogenics Platform Inventions, including executing or having executed any documents affecting the appropriate assignment to Histogenics to the extent reasonably requested by Histogenics at Histogenics request.

(f) Notwithstanding anything to the contrary in this Agreement, any discovery, invention, process, technique, or other technology, whether or not patentable, that is conceived, and/or reduced to practice by Histogenics solely or jointly through the use of the Intrexon Channel Technology, Intrexon IP, or Intrexon Materials in breach of the terms and conditions of this Agreement, together with all patent rights and other intellectual property rights therein, shall be solely owned by Intrexon and shall be included in the Channel-Related Program IP. Notwithstanding anything to the contrary in this Agreement, any discovery, invention, process, technique, or other technology, whether or not patentable, that is conceived, and/or reduced to practice by Intrexon solely or jointly through the use of the Histogenics Independent IP and/or Histogenics Platform Inventions, in breach of the terms and conditions of this Agreement, together with all patent rights and other intellectual property rights therein, shall be solely owned by Histogenics and shall be included in the Histogenics Platform Inventions.

(g) All Information regarding Channel-Related Program IP shall be Confidential Information of Intrexon. Histogenics shall be under appropriate written agreements

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with each of its employees, contractors, or agents working on the Program, pursuant to which such person shall grant all rights in the Channel-Related Program IP to Histogenics (so that Histogenics may convey such rights to Intrexon, as provided herein) and agree to protect all Confidential Information relating to the Program. All Information regarding Histogenics Platform Inventions shall be Confidential Information of Histogenics. Intrexon shall be under appropriate written agreements with each of its employees, contractors, or agents working on the Program, pursuant to which such person shall grant all rights in the Histogenics Platform Inventions to Intrexon (so that Intrexon may convey such rights to Histogenics, as provided herein) and agree to protect all Confidential Information relating to the Program.

(h) Subject to the foregoing clauses of this Section 6.1, all Inventions conceived and/or reduced to practice during the performance of the Program (together with all Patent rights and other intellectual property rights therein) that (i) are neither Channel-Related Program IP nor Histogenics Platform Inventions, and (ii) disclose and/or claim a combination of Intrexon Channel Technology and Histogenics Independent IP (collectively the “Joint Program Inventions”) shall be owned jointly by Intrexon and Histogenics in undivided one-half interests.

(i) For clarity, the Parties’ joint ownership of the Joint Program Inventions does not by itself grant either Party rights in any other intellectual property of the other Party, and, except for the explicit licenses set forth in this Agreement (i) Intrexon is not permitted to use any Histogenics intellectual property (except as may be otherwise expressly granted by Histogenics) in the practice of Joint Program Inventions, and (ii) Histogenics is not permitted to use any Intrexon IP (except as may be otherwise expressly granted by Intrexon) in the practice of Joint Program Inventions. Neither Party shall claim priority to a patent application of the other Party without such other Party’s written consent.

6.2 Patent Prosecution.

(a) Intrexon shall have the sole right, but not the obligation, to conduct and control the filing, prosecution and maintenance of the Intrexon Patents. At the reasonable request of Intrexon, Histogenics shall cooperate with Intrexon in connection with such filing, prosecution, and maintenance, at Intrexon’s expense. Under no circumstances shall Histogenics (i) file, attempt to file, or assist anyone else in filing, or attempting to file, any Patent application, either in the United States or elsewhere, that claims or purports to claim an Invention owned by Intrexon, or (ii) use, attempt to use, or assist anyone else in using or attempting to use, the Intrexon Know-How, Intrexon Materials, or any Confidential Information of Intrexon to support the filing of a Patent application, either in the United States or elsewhere, that contains claims directed to the Intrexon IP, Intrexon Materials, or the Intrexon Channel Technology.

(b) Histogenics shall have the sole right, but not the obligation, to conduct and control the filing, prosecution and maintenance of any Patents claiming Histogenics Platform Inventions (“Histogenics Program Patents”) and any Histogenics Patents. At the reasonable request of Histogenics, Intrexon shall cooperate with Histogenics in connection with such filing, prosecution, and maintenance, at Histogenics’s expense. Under no circumstances shall Intrexon (i) file, attempt to file, or assist anyone else in filing, or attempting to file, any Patent application, either in the United States or elsewhere, that claims or purports to claim an Invention owned by Histogenics, or (ii) use, attempt to use, or assist anyone else in using or attempting to use,

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Histogenics Independent IP, Histogenics Platform Inventions, or any Confidential Information of Histogenics to support the filing of a Patent application, either in the United States or elsewhere, that contains claims directed to Histogenics Independent IP or Histogenics Platform Inventions.

(c) The Parties through the IPC shall reasonably cooperate, to the extent such cooperation can be done without substantially compromising any Patents of either Party, to develop a portfolio of Product-Specific Program Patents and Patents for Joint Program Inventions covering relevant Collaboration Products. The Parties shall also reasonably cooperate to conduct and control the filing, prosecution, and maintenance of any applications for patent term extension and/or supplementary protection certificates that may be available as a result of the regulatory approval of any Collaboration Product. Notwhithstanding the foregoing,this Agreement does not require either Party to develop Product-Specific Program Patents and Patents for Joint Program Inventions. During the Term, Intrexon shall have, the first right, but not the obligation, to conduct and direct the filing, prosecution and maintenance of any Patents for Joint Program Inventions consistent with any relevant strategies and determinations set forth by the IPC.

(d) As used in this Section 6.2(d), “Prosecuting Party” means Intrexon in the case of Intrexon Patents, and Histogenics in the case of Histogenics Program Patents. The Prosecuting Party shall be entitled to use patent counsel selected by it (including in-house patent counsel as well as outside patent counsel) for the prosecution of the Intrexon Patents and Histogenics Program Patents, as applicable.

6.3 Infringement of Patents by Third Parties.

(a) Except as expressly provided in the remainder of this Section 6.3, Intrexon shall have the sole right to take appropriate action against any person or entity directly or indirectly infringing any Intrexon Patent (or asserting that an Intrexon Patent is invalid or unenforceable) (collectively, “Infringement”), either by settlement or lawsuit or other appropriate action. Intrexon shall have no right to enforce any Patent owned or Controlled by Histogenics.

(b) Notwithstanding the foregoing, Histogenics shall have the first right, but not the obligation, to take appropriate action to enforce Product-Specific Program Patents against any Infringement that involves a commercially material amount of allegedly infringing activities in the Field (“Field Infringement”), either by settlement or lawsuit or other appropriate action. If Histogenics exercises the foregoing right, Intrexon agrees to be named in any such action if required and to reasonably cooperate with Histogenics with respect to any such action. If Histogenics fails to take the appropriate steps to enforce Product-Specific Program Patents against any Field Infringement within one hundred eighty (180) days of the date one Party has provided notice to the other Party pursuant to Section 6.3(g) of such Field Infringement, then Intrexon shall have the right (but not the obligation), at its own expense, to enforce Product-Specific Program Patents against such Field Infringement, either by settlement or lawsuit or other appropriate action.

(c) With respect to any Field Infringement that cannot reasonably be abated through the enforcement of Product-Specific Program Patents pursuant to Section 6.3(b) but can

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reasonably be abated through the enforcement of Intrexon Patent(s) (other than the Product-Specific Program Patents), Intrexon shall be obligated to choose one of the following courses of action: (i) enforce one or more of the applicable Intrexon Patent(s) in a commercially reasonable manner against such Field Infringement, or (ii) ****. To the extent Histogenics shall be entitled to a share of the Recovery as set forth in Section 6.3(f), Intrexon and Histogenics shall bear the costs and expenses of such enforcement equally. The determination of which Intrexon Patent(s) to assert shall be made by Intrexon in its sole discretion; provided, however, that Intrexon shall consult in good faith with Histogenics on such determination. For the avoidance of doubt, Intrexon has no obligation under this Agreement to enforce any Intrexon Patents against, or otherwise abate, any Infringement that is not a Field Infringement.

(d) In the event a Party pursues an action under this Section 6.3, the other Party shall reasonably cooperate with the enforcing Party with respect to the investigation and prosecution of any alleged, threatened, or actual Infringement, at the enforcing Party’s expense (except with respect to an action under Section 6.3(c), where all costs and expenses will be shared equally in accordance with terms thereof).

(e) Histogenics shall not settle or otherwise compromise any action under this Section 6.3 in a way that diminishes the rights or interests of Intrexon outside the Field or adversely affects any Intrexon Patent without Intrexon’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Intrexon shall not settle or otherwise compromise any action under this Section 6.3 in a way that diminishes the rights or interests of Histogenics in the Field or adversely affects any Intrexon Patent with respect to the Field without Histogenics’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(f) Except as otherwise agreed to by the Parties in writing, any settlements, damages or other monetary awards recovered pursuant to a suit, proceeding, or action brought pursuant to Section 6.3 will be allocated first to the costs and expenses of the Party controlling such action, and second, to the costs and expenses (if any) of the other Party (to the extent not otherwise reimbursed), and any remaining amounts (the “Recovery”) will be shared by the Parties as follows: In any action initiated by Intrexon pursuant to Section 6.3(a) that does not involve Field Infringement, Intrexon shall retain one hundred percent (100%) of any Recovery. In any action initiated by Intrexon pursuant to Section 6.3(b), Intrexon shall retain one hundred percent (100%) of any Recovery, but shall share such Recovery with Histogenics as follows: ****. In any action initiated by Histogenics pursuant to Section 6.3(b), Histogenics shall retain one hundred percent (100%) of any Recovery, but shall share such Recovery as follows: ****. No Recovery that is the result of a settlement agreement between Histogenics and a Third Party shall qualify as a Recovery based upon lost profits under the prior sentence unless Histogenics can establish to Intrexon’s reasonable satisfaction that (i) the Recovery is in compensation for an Infringement by such Third Party, (ii) there is a Collaboration Product that is available for Commercial Sale in the relevant jurisdiction(s), (iii) the balance of facts concerning such Infringement and such Collaboration Product are such that they would have more likely than not qualified Histogenics under United States patent laws to

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have secured a monetary damages award calculated using a lost profits methodology, and (iv) the size of the Recovery in question is consistent with the size of an damages award that, applying the facts concerning the Subject Infringement and corresponding Collaboration Product, more likely than not would have been awarded using a lost profits methodology under United States patent laws. In any action initiated by Intrexon or Histogenics pursuant to Section 6.3(c), the Parties shall ****.

(g) Histogenics shall promptly notify Intrexon of any suspected, alleged, threatened, or actual Field Infringement of which it becomes aware, and Intrexon shall promptly notify Histogenics of any suspected, alleged, threatened, or actual Field Infringement of which it becomes aware.

ARTICLE 7

CONFIDENTIALITY

7.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information disclosed to it by the other Party pursuant to this Agreement, except to the extent that the receiving Party can demonstrate by competent evidence that specific Confidential Information:

(a) was already rightfully known to the receiving Party and can be demonstrated by written records, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or any of its Affiliates or sublicensees or any of its or their employees or independent contractors in breach of this Agreement;

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e) was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party, as documented by the receiving Party’s written records.

The foregoing non-use and non-disclosure obligation shall continue (i) indefinitely, for all Confidential Information that qualifies as a trade secret under applicable law; or (ii) for the Term of this Agreement and for seven (7) years thereafter, in all other cases.

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7.2 Authorized Disclosure. Notwithstanding the limitations in this Article 7, either Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) complying with applicable laws or regulations or valid court orders, provided that the Party making such disclosure provides the other Party with reasonable prior written notice of such request or demand for disclosure and makes a reasonable effort to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the terms and conditions of this Agreement be used only for the purposes for which the law or regulation required, or for which the order was issued;

(b) to regulatory authorities in order to seek or obtain approval to conduct regulatory trials, or to gain regulatory approval, of Collaboration Products or any products being developed by Intrexon or its other licensees and/or channel partners or collaborators outside the Field, provided that the Party making such disclosure (i) provides the other Party with reasonable opportunity to review any such disclosure in advance and to suggest redactions or other means of limiting the disclosure of such other Party’s Confidential Information and (ii) does not unreasonably reject any such suggestions;

(c) disclosure to investors and potential investors, acquirers, or merger candidates who agree to maintain the confidentiality of such information, provided that such disclosure is used solely for the purpose of evaluating such investment, acquisition, or merger (as the case may be);

(d) disclosure on a need-to-know basis to Affiliates, licensees, sublicensees, employees, consultants or agents (such as CROs and clinical investigators) who agree to be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 7; each Party shall be responsible and liable for any breaches of confidentiality by any such Affiliates, licensees, sublicensees, employees, consultants or agents and

(e) disclosure of the terms of this Agreement by Intrexon to collaborators and other channel partners or collaborators who agree to be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 7.

7.3 Publicity; Publications. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of a press release (the form of which shall be mutually agreed to by the Parties) and/or the filing of a Form 8-K by one or both of the Parties (to the extent required by relevant laws or regulations relating to required disclosure of material information to public markets and/or the SEC). The Parties agree each Party will provide the other Party with the opportunity to review and comment, prior to submission or presentation, of external reports, securities filings, publications and presentations (e.g., press releases, reports to government agencies, abstracts, posters, manuscripts and oral presentations) that refer specifically to this Agreement or, Collaboration Products, or the Program. For such reports, publications, and presentations, the disclosing Party will provide the other Party at least fifteen (15) calendar days for review of the proposed submission or presentation. In the case of any Form 8-K or other securities filing, such shall be provided to the non-filing Party by the filing party as soon as practicable prior to filing for review and comment

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and the Parties shall reasonably cooperate to seek and obtain confidential treatment (to the extent appropriate and permissible) of sensitive business information. For reports and manuscripts, the disclosing Party will provide the other Party at least thirty (30) days for review of the report or manuscript. The presenting Party will act in good faith to incorporate the comments of the other Party and shall, in any event, redact any Confidential Information of the other Party and cooperate with the other Party to postpone such submissions or presentations if necessary to provide the other Party with sufficient time to prepare and file any related Patent applications before the submission or presentation occurs, as appropriate. Notwithstanding anything to the contrary in this Agreement, in no event will either Party be obligated to provide the other Party with the opportunity to review and comment, prior to submission or presentation, of external reports, securities filings, publications and presentations (e.g., press releases, reports to government agencies, abstracts, posters, manuscripts and oral presentations) that are specifically related to this Agreement, Collaboration Product or the Program if the information disclosed in such reports, publications and presentations that refer specifically to this Agreement, Collaboration Product or the Program is the same as or substantially and materially similar to information previously presented by a Party to the other Party for review and comment pursuant to this Section.

7.4 Terms of the Agreement. Each Party shall treat the terms of this Agreement as the Confidential Information of other Party, Subject to the exceptions set forth in Section 7.2. Notwithstanding the foregoing, each Party acknowledges that the other Party may be obligated to file a copy of this Agreement with the SEC, either as of the Effective Date or at some point during the Term. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of certain commercial terms and sensitive technical terms hereof to the extent such confidential treatment is reasonably available to it. In the event of any such filing, the filing Party shall provide the other Party with a copy of the Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed. The other Party shall promptly provide any such comments.

7.5 Proprietary Information and Operational Audits.

(a) For the purpose of confirming compliance with the Field-limited licenses granted in Article 3, the diligence obligations of Article 4, the intellectual property provisions of Article 6, and the confidentiality obligations under Article 7, Histogenics acknowledges that Intrexon’s authorized representative(s), during regular business hours may (i) examine and inspect Histogenics’ facilities and (ii) inspect all data and work products relating to this Agreement, subject to restrictions imposed by applicable laws. Any examination or inspection hereunder shall require five (5) business days written notice from Intrexon to Histogenics. Histogenics will make itself and the pertinent employees and/or agents available, on a reasonable basis, to Intrexon for the aforementioned compliance review, provided that such inspection may occur no more than once per calendar year.

(b) For the purpose of confirming compliance with the diligence obligations of Section 4.6, and the confidentiality obligations under Article 7, Intrexon acknowledges that Histogenics authorized representative(s), during regular business hours may (i) examine and

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inspect Intrexon’s facilities and (ii) inspect all data and work products relating to this Agreement. Any examination or inspection hereunder shall require five (5) business days written notice from Histogenics to Intrexon. Intrexon will make itself and the pertinent employees and/or agents available, on a reasonable basis, to Histogenics for the aforementioned compliance review, provided that such inspection may occur no more than once per calendar year.

(c) In view of the Intrexon Confidential Information, Intrexon Know-How, and Intrexon Materials transferred to Histogenics hereunder, Intrexon from time-to-time, but no more than quarterly, may request that Histogenics confirm the status of the Intrexon Materials at Histogenics (i.e. how much used, how much shipped, to whom and any unused amounts destroyed (by whom, when) as well as any amounts returned to Intrexon or destroyed). Within ten (10) business days of Histogenics’ receipt of any such written request, Histogenics shall provide the written report to Intrexon.

7.6 Intrexon Commitment. Intrexon shall use reasonable efforts to obtain an agreement with its other licensees and channel partners or collaborators to enable Histogenics to disclose confidential information of such licensees and channel partners or collaborators to regulatory authorities in order to seek or obtain approval to conduct regulatory trials, or to gain regulatory approval of, Collaboration Products, in a manner consistent with the provisions of Section 7.2(b). Intrexon must notify Histogenics in writing if Histogenics does not have any such disclosure rights with respect to any such Confidential Information, prior to any such disclosures by Histogenics.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Representations and Warranties of Histogenics. Histogenics hereby represents and warrants to Intrexon that, as of the Effective Date:

(a) Corporate Power. Histogenics is duly organized and validly existing under the laws of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Due Authorization. Histogenics is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on Histogenics’ behalf has been duly authorized to do so by all requisite corporate action.

(c) Binding Agreement. This Agreement is a legal and valid obligation binding upon Histogenics and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance. The execution, delivery and performance of this Agreement by Histogenics does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound. Histogenics is aware of no action, suit or inquiry or investigation

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instituted by any governmental agency which questions or threatens the validity of this Agreement.

8.2 Representations and Warranties of Intrexon. Intrexon hereby represents and warrants to Histogenics that, as of the Effective Date:

(a) Corporate Power. Intrexon is duly organized and validly existing under the laws of Virginia and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Due Authorization. Intrexon is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on Intrexon’s behalf has been duly authorized to do so by all requisite corporate action.

(c) Binding Agreement. This Agreement is a legal and valid obligation binding upon Intrexon and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance. The execution, delivery and performance of this Agreement by Intrexon does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound. Intrexon is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

(d) Additional Intellectual Property Representations.

(i) Intrexon possesses sufficient rights to enable Intrexon to grant all rights and licenses it purports to grant to Histogenics with respect to the Intrexon IP under this Agreement;

(ii) The Intrexon Patents existing as of the Effective Date constitute all of the Patents Controlled by Intrexon as of such date that are necessary for the development, manufacture and Commercialization of Collaboration Products;

(iii) Intrexon has not granted, and during the Term Intrexon will not grant, any right or license, to any Third Party under the Intrexon IP that conflicts with the rights or licenses granted or to be granted to Histogenics hereunder;

(iv) There is no threatened or pending litigation, Intrexon has not received any notice of any such threatened or actual claims or litigation, seeking to invalidate or otherwise bearing on the Intrexon Patents or Intrexon’s rights therein;

(v) None of the Intrexon Patents is subject to any threatened or pending inter partes review, post grant review, re-examination, opposition, interference, litigation or other dispute resolution proceedings;

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(vi) All of the Intrexon Patents have been filed and prosecuted in accordance with all Applicable Laws and have been maintained, with all applicable fees with respect thereto (to the extent such fees have come due) having been paid;

(vii) Intrexon has entered into agreements with each of its current and former officers, employees and consultants involved in research and development work, including development of Intrexon IP, providing Intrexon, to the extent permitted by law, with title and ownership to patents, patent applications, trade secrets and inventions conceived, developed, reduced to practice by such person, solely or jointly with other of such persons, during the period of employment or contract by Intrexon (except where the failure to have entered into such an agreement would not have a material adverse effect on the rights granted to Histogenics herein), and Intrexon is not aware that any of its employees or consultants is in material violation thereof;

(viii) To Intrexon’s knowledge, there is no infringement, misappropriation or violation by Third Parties of any Intrexon Channel Technology or Intrexon IP in the Field;

(ix) There is no pending or, to Intrexon’s knowledge, threatened action, suit, proceeding or claim by others against Intrexon, that Intrexon infringes, misappropriates or otherwise violates any intellectual property or other proprietary rights of others in connection with the use of the Intrexon Channel Technology or Intrexon IP, and Intrexon has not received any notice of such claim;

(x) To Intrexon’s knowledge, no employee of Intrexon is the Subject of any claim or proceeding involving a violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, non-disclosure agreement or any restrictive covenant to or with a former employer (A) where the basis of such violation relates to such employee’s employment with Intrexon or actions undertaken by the employee while employed with Intrexon and (B) where such violation is relevant to the use of the Intrexon Channel Technology in the Field;

(xi) None of the Intrexon Patents owned by Intrexon or its Affiliates, and, to Intrexon’s knowledge, none of the Intrexon Patents licensed to Intrexon or its Affiliates, have been adjudged invalid or unenforceable by a court of competent jurisdiction or applicable government agency, in whole or in part, and there is no pending or, to Intrexon’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intrexon Patents; and

(xii) Except as otherwise disclosed in writing to Histogenics, Intrexon: (A) is in material compliance with all statutes, rules or regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product that is under development, manufactured or distributed by Intrexon in the Field (“Applicable Laws”); (B) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the United States Food and Drug Administration (the “FDA”) or any other federal, state, local or foreign governmental or regulatory authority alleging or

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asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”), which would, individually or in the aggregate, result in a material adverse effect; (C) possesses all material Authorizations necessary for the operation of its business as described in the Field and such Authorizations are valid and in full force and effect and Intrexon is not in material violation of any term of any such Authorizations; and (D) since January 1, 2011, (1) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any Applicable Laws or Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party is considering any such claim, litigation, arbitration, action, suit investigation or proceeding; (2) has not received notice that the FDA or any other federal, state, local or foreign governmental or regulatory authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority is considering such action; (3) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); and (4) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post sale warning, letters to customers, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to Intrexon’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

(xiii) Intrexon has no knowledge of any claims that the Universal Cell Line, infringes, misappropriates or otherwise violates any intellectual property or other proprietary rights of others in connection with the use of the Intrexon Channel Technology or Intrexon IP.

except, in each of (ix) through (xiii), for any instances which would not, individually or in the aggregate, result in a material adverse effect on the rights granted to Histogenics hereunder or Intrexon’s ability to perform its obligations hereunder.

8.3 Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED IN THIS ARTICLE 8 OR IN THE NOTE, EACH PARTY HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

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ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Intrexon. Intrexon agrees to indemnify, hold harmless, and defend Histogenics and its Affiliates and its and their respective directors, officers, employees, and agents (collectively, the “Histogenics Indemnitees”) from and against any and all third party liabilities, damages, costs, expenses, or losses (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) resulting from any claims, suits, actions, demands, or other proceedings brought by a Third Party (collectively, “Claims”) to the extent arising from (a) the gross negligence or willful misconduct of Intrexon or any of its Affiliates, or their respective employees or agents, (b) the use, handling, storage or transport of Intrexon Materials by or on behalf of Intrexon or its Affiliates, licensees (other than Histogenics) or sublicensees; or any of its or their employees and independent contractors or (c) breach by Intrexon of any representation,warranty or covenant in this Agreement. Notwithstanding the foregoing, Intrexon shall not have any obligation to indemnify the Histogenics Indemnitees to the extent that a Claim arises from (i) the negligence, gross negligence or willful misconduct of Histogenics or any of its Affiliates, licensees, or sublicensees, or its or their respective employees or agents; or (ii) a breach by Histogenics or any of its Affiliates, licensees, or sublicensees, or its or their respective employees or agents of a representation, warranty, or covenant or other provision of this Agreement.

9.2 Indemnification by Histogenics. Histogenics agrees to indemnify, hold harmless, and defend Intrexon, its Affiliates and Third Security, and its and their respective directors, officers, employees, and agents (and any Third Parties which have licensed to Intrexon intellectual property rights within Intrexon IP on or prior to the Effective Date, to the extent required by the relevant upstream license agreement) (collectively, the “Intrexon Indemnitees”) from and against any third party Losses resulting from Claims, to the extent arising from any of the following: (a) the gross negligence or willful misconduct of Histogenics or any of its Affiliates or their respective employees or agents; (b) the use, handling, storage, or transport of Intrexon Materials by or on behalf of Histogenics or its Affiliates, licensees, or sublicensees or any of its or their employees and independent contractors; (c) breach by Histogenics of any material representation, warranty or covenant in this Agreement; or (d) the design, development, manufacture, regulatory approval, handling, storage, transport, distribution, sale or other disposition of any Collaboration Product by or on behalf of Histogenics or its Affiliates, licensees, or ublicensees. Notwithstanding the foregoing, Histogenics shall not have any obligation to indemnify the Intrexon Indemnitees to the extent that a Claim arises from (i) the negligence, gross negligence or willful misconduct of Intrexon or any of its Affiliates, licensees or sublicensees or its or their respective employees or agents; or (ii) a breach by Intrexon or any of its Affiliates, licensees, or sublicensees, or its or their respective employees or agents of a representation, warranty, or covenant or other provision of this Agreement.

9.3 Product Liability Claims. Notwithstanding the provisions of Section 9.2, any Losses arising out of any Third Party claim, suit, action, proceeding, liability or obligation involving any actual or alleged death or bodily injury arising out of or resulting from the development, manufacture or Commercialization of any Collaboration Products for use or sale in the Field, to the extent that such Losses exceed the amount (if any) covered by the applicable

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Party’s product liability insurance (“Excess Product Liability Costs”), shall be paid by ****, except to the extent such Losses arise out of any Third-Party Claim based on the gross negligence or willful misconduct of, its Affiliates, or its Affiliates’ sublicensees, or any of the respective officers, directors, employees and agents of each of the foregoing entities, in the performance of obligations or exercise of rights under this Agreement.

9.4 Control of Defense. As a condition precedent to any indemnification obligations hereunder, any entity entitled to indemnification under this Article 9 shall give written notice to the indemnifying Party of any Claims that may be subject to indemnification, promptly after learning of such Claim. If such Claim falls within the scope of the indemnification obligations of this Article 9, then the indemnifying Party shall assume the defense of such Claim and control such defense. The indemnified Party shall cooperate with the indemnifying Party in such defense. Without limiting the indemnifying Party’s right to control the defense of a Claim, the indemnified Party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Claim. The indemnifying Party shall not be liable for any litigation costs or expenses incurred by the indemnified Party without the indemnifying Party’s written consent, such consent to be provided in the indemnifying Party’s sole discretion. The indemnifying Party shall not settle any such Claim if such settlement (a) does not fully and unconditionally release the indemnified Party from all liability relating thereto or (b) adversely impacts the exercise of the rights granted to the indemnified Party under this Agreement, unless the indemnified Party otherwise agrees in writing.

9.5 Insurance. Immediately prior to, and during marketing of Collaboration Products, Histogenics shall maintain in effect and good standing a product liability insurance policy issued by a reputable insurance company in amounts considered standard for the industry. Immediately prior to, and during the conduct of any regulatory trials, Histogenics shall maintain in effect and good standing a regulatory trials liability insurance policy issued by a reputable insurance company in amounts considered standard for the industry. At Intrexon’s reasonable request, Histogenics shall provide Intrexon with reasonable details regarding such policies, including without limitation copies of the applicable liability insurance contracts. Histogenics shall use reasonable efforts to include Intrexon as an additional insured on any such policies.

ARTICLE 10

TERM; TERMINATION

10.1 Term. The term of this Agreement shall commence upon the Effective Date and shall continue until terminated pursuant to Section 10.2 or 10.3 (the “Term”).

10.2 Termination for Material Breach; Termination under Section 4.4(b)

(a) Either Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party commits any material breach of this Agreement that such breaching Party fails to cure within sixty (60) days following written notice from the nonbreaching Party specifying such breach.

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(b) Intrexon shall have the right to terminate this Agreement, at its sole discretion, if (i) the Note for the Technology Access Fee has not been duly executed and delivered in accord with Section 5.1, or (ii) upon maturity of the Note, Intrexon has not received payment of the Technology Access Fee in accord with the terms and conditions of the Note.

(c) Intrexon shall have the right to terminate this Agreement under the circumstances set forth in Section 4.4(b) upon written notice to Histogenics, such termination to become effective sixty (60) days following such written notice unless Histogenics remedies the circumstances giving rise to such termination within such sixty (60) day period.

(d) Intrexon shall have the right to terminate this Agreement should Histogenics execute any purported assignment of this Agreement contrary to the prohibitions in Section 12.8, such termination occurring upon Intrexon providing written notice to Histogenics and becoming effective immediately upon such written notice.

10.3 Termination by Histogenics. Histogenics shall have the right to voluntarily terminate this Agreement in its entirety upon ninety (90) days written notice to Intrexon at any time.

10.4 Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.2 or Section 10.3, the following shall apply:

(a) Retained Products. Histogenics shall be permitted to continue the development and Commercialization in the Field of any product resulting from the Program that, at the time of such termination, satisfies at least one of the following criteria (a “Retained Product”):

(i) the particular product is used in a Collaboration Product that is being sold by Histogenics (or, as may be permitted under this Agreement, its Affiliates and, if applicable, (sub)licensees) triggering profit sharing payments therefor under Section 5.2(a) or (b) of this Agreement,

(ii) the particular product is used in a Collaboration Product that has received regulatory approval,

(iii) the particular product is used in a Collaboration Product that is the subject of an application for regulatory approval in the Field that is pending before the applicable regulatory authority, or

(iv) the particular product is used in a Collaboration Product that is the subject of any ongoing or completed human clinical trial wherein the Collaboration Product was implanted into at least one patient.

Such right to continue development and Commercialization shall be subject to Histogenics’ full compliance with the payment provisions in Article 5, a continuing obligation for Histogenics to use in accord with Sections 4.4(a) and 4.4(c) Diligent Efforts to develop and Commercialize any Retained Products, and all other provisions of this Agreement that survive termination.

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(b) Termination of Licenses. Except as necessary for Histogenics to continue to obtain regulatory approval for, development, use, manufacture, Commercialization of and exploitation of the Retained Products in the Field as permitted by Section 10.4(a), all rights and licenses granted by Intrexon to Histogenics under this Agreement shall terminate and shall revert to Intrexon without further action by either Intrexon or Histogenics. Histogenics’ license with respect to Retained Products shall be exclusive or non-exclusive, as the case may be, on the same terms as set forth in Section 3.1.

(c) Reverted Products. Any products (e.g., a cell line) resulting from the Program that are not Retained Products shall be referred to herein as the “Reverted Products.” Histogenics shall immediately cease, and shall cause its Affiliates and, if applicable, (sub)licensees to immediately cease, all development and Commercialization of the Reverted Products, and Histogenics shall not use or practice, nor shall it cause or permit any of its Affiliates or, if applicable, (sub)licensees to use or practice, directly or indirectly, any Intrexon IP with respect to the Reverted Products. Histogenics shall immediately discontinue making any representation regarding its status as a licensee or channel collaborator of Intrexon with respect to the Reverted Products.

(d) Intrexon Materials. Histogenics shall promptly return, or at Intrexon’s request, destroy, any Intrexon Materials in Histogenics’ possession or control at the time of termination other than any Intrexon Materials necessary for the continued research, development, regulatory approval, use, import, export, manufacture, Commercialization and exploitation of the Retained Products in the Field.

(e) Licenses to Intrexon. Histogenics is automatically deemed to grant to Intrexon, subject to the terms and conditions of this Agreement, a worldwide, fully paid, royalty-free, exclusive (even as to Histogenics and its Affiliates), irrevocable, license (with full rights to Sublicense) under the Histogenics Termination IP, solely to make, have made, import, use, offer for sale and sell Reverted Products in the Field, subject to any exclusive rights held by Histogenics in Reverted Products pursuant to Section 10.4(c). The Parties shall also take such actions and execute such other instruments and documents as may be reasonably necessary to document such license to Intrexon. All other licenses granted by Histogenics to Intrexon under this Agreement shall terminate and shall revert to Histogenics without further action by either Histogenics or Intrexon.

(f) Regulatory Filings. Histogenics shall promptly assign to Intrexon, and will provide full copies of, all regulatory approvals and regulatory filings to the extent that they relate specifically and solely to Reverted Products (if any). Histogenics shall also take such actions and execute such other instruments, assignments and documents as may be reasonably necessary to effect the transfer of rights thereunder to Intrexon. To the extent that there exist any regulatory approvals and regulatory filings that relate both to Reverted Products and other products, Histogenics shall provide copies of the portions of such regulatory filings that relate specifically to Reverted Products and shall reasonably cooperate to assist Intrexon in obtaining the benefits of such regulatory approvals with respect to the Reverted Products.

(g) Data Disclosure. Histogenics shall provide to Intrexon copies of the relevant portions of all material reports and data, including regulatory trial data and reports,

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obtained or generated by or on behalf of Histogenics or its Affiliates to the extent that they relate specifically to Reverted Products, within sixty (60) days of such termination unless otherwise agreed, and Intrexon shall have the right to use any such Information in developing and Commercializing Reverted Products and to license any Third Parties to do so.

(h) Third Party Licenses. At Intrexon’s request, Histogenics shall promptly provide to Intrexon copies of all Third Party agreements under which Histogenics or its Affiliates obtained a license under Patents claiming inventions or know-how specific to or incorporated into the development, manufacture and/or Commercialization of the Reverted Products. At Intrexon’s request such that Intrexon may Commercialize the Reverted Products, Histogenics shall promptly work with Intrexon to either, as appropriate (i) with respect to such Third Party agreements relating solely to the applicable Reverted Products and permitting assignment, immediately assign (or cause to be assigned), such agreements to Intrexon, and (ii) with respect to all other such Third Party agreements, Histogenics shall reasonably cooperate to assist Intrexon in obtaining the benefits of such agreements. Thereafter Intrexon shall be fully responsible for all obligations due for its actions under such sublicensed or assigned Third Party agreements. Notwithstanding the above, if Intrexon does not wish to assume any financial or other obligations associated with a particular Third Party agreement identified to Intrexon under this Section 10.4(h), then Intrexon shall so notify Histogenics and Histogenics shall not make such assignment or grant such sublicense (or cause it to be made or granted).

(i) Remaining Materials. At the request of Intrexon, Histogenics shall transfer to Intrexon all quantities of Reverted Product (including final products or work-in-process) in the possession of Histogenics or its Affiliates. Histogenics shall transfer to Intrexon all such quantities of Reverted Products without charge, except that Intrexon shall pay the reasonable costs of processing and shipping.

(j) Third Party Vendors. At Intrexon’s request, Histogenics shall promptly provide to Intrexon copies of all agreements between Histogenics or its Affiliates that are wholly-owned subsidiaries of Histogenics and Third Party suppliers, vendors, or distributors that relate specifically to the supply, sale, or distribution of Reverted Products in the Territory. At Intrexon’s request, Histogenics shall promptly: (i) with respect to such Third Party agreements relating solely to the applicable Reverted Products and permitting assignment, immediately assign (or cause to be assigned), such agreements to Intrexon, and (ii) with respect to all other such Third Party agreements, Histogenics shall reasonably cooperate to assist Intrexon in obtaining the benefits of such agreements. Histogenics shall be liable for any costs associated with assigning a Third Party agreement to Intrexon or otherwise obtaining the benefits of such agreement for Intrexon, to the extent such costs are directly related to Histogenics’ breach. For the avoidance of doubt, Intrexon shall have no obligation to assume any of Histogenics’ obligations under any Third Party agreement.

(k) Commercialization. Intrexon shall have the right to develop and Commercialize the Reverted Products itself or with one or more Third Parties, and shall have the right, without obligation to Histogenics, to take any such actions in connection with such activities as Intrexon (or its designee), at its discretion, deems appropriate.

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(l) Confidential Information. Each Party shall promptly return, or at the other Party’s request destroy, any Confidential Information of the other Party in such Party’s possession or control at the time of termination; provided, however, that each Party shall be permitted to retain (i) a single copy of each item of Confidential Information of the other Party in its confidential legal files for the sole purpose of monitoring and enforcing its compliance with Article 7, (ii) Confidential Information of the other Party that is maintained as archive copies on the recipient Party’s disaster recovery and/or information technology backup systems in the ordinary course of business, or (iii) Confidential Information of the other Party necessary to exercise such Party’s rights in Retained Products (in the case of Histogenics) or Reverted Products (in the case of Intrexon). The recipient of Confidential Information shall continue to be bound by the terms and conditions of this Agreement with respect to any such Confidential Information retained in accordance with this Section 10.4(l).

(m) Cost Reimbursement. In the event of termination of this Agreement prior to achievement of the IND Acceptance Milestone Event either (i) by Intrexon pursuant to Section 10.2, or (ii) by Histogenics pursuant to Section 10.3, Histogenics shall pay to Intrexon fifty percent (50%) of Intrexon’s Fully Loaded Cost invoiced in connection with services under Section 4.6 (i.e., such that Intrexon will have in total been compensated for one hundred percent (100%) of the Fully Loaded Costs that were invoiced prior to the termination of this Agreement).

10.5 Surviving Obligations. Termination or expiration of this Agreement shall not affect any rights of either Party arising out of any event or occurrence prior to termination, including, without limitation, any obligation of Histogenics to pay any amount which became due and payable under the terms and conditions of this Agreement prior to expiration or such termination. The following portions of this Agreement shall survive termination or expiration of this Agreement: Sections 3.1 through 3.4 and 3.8(b) (each as applicable with respect to 10.4(b)), 5.2 through 5.9, 6.1, 6.2 (with subsection (c) surviving only to the extent relating to Intrexon Patents that are relevant to Retained Products that, to Intrexon’s knowledge, are being developed or Commercialized at such time, if any), 7.1, 7.2, 7.4, 7.5, 10.4, and 10.5; Articles 9, 11, and 12; and any relevant definitions in Article 1. Further, Article 7 and Sections 4.4(a), 4.4(c), 6.3, and 9.5 will survive termination of this Agreement to the extent there are applicable Retained Products.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Disputes. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement (other than disputes arising from a Committee), including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Executive Officers of each Party. If the matter is not resolved within thirty (30) days following the written request for discussions,

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either Party may then invoke the provisions of Section 11.2. For the avoidance of doubt, any disputes, controversies or differences arising from a Committee pursuant to Article 2 shall be resolved solely in accordance with Section 2.4.

11.2 Arbitration. Any dispute, controversy, difference or claim which may arise between the Parties and not from a Committee, out of or in relation to or in connection with this Agreement (including, without limitation, arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement) that is not resolved pursuant to Section 11.1 shall, subject to Section 11.10, be settled by binding “baseball arbitration” as follows. Either Party, following the end of the thirty (30) day period referenced in Section 11.1, may refer such issue to arbitration by submitting a written notice of such request to the other Party, with the arbitration to be held in the state where the other Party’s principal office is located (or some other place as may be mutually agreed by the Parties). Promptly following receipt of such notice, the Parties shall meet and discuss in good faith and seek to agree on an arbitrator to resolve the issue, which arbitrator shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries, and shall have some experience in mediating or arbitrating issues relating to such agreements. If the Parties cannot agree on a single arbitrator within fifteen (15) days of request by a Party for arbitration, then each Party shall select an arbitrator meeting the foregoing criteria and the two (2) arbitrators so selected shall select within ten (10) days of their appointment a third arbitrator meeting the foregoing criteria. Within fifteen (15) days after an arbitrator(s) is selected (in the case of the three-person panel, when the third arbitrator is selected), each Party will deliver to both the arbitrator(s) and the other Party a detailed written proposal setting forth its proposed terms for the resolution for the matter at issue (the “Proposed Terms” of the Party) and a memorandum (the “Support Memorandum”) in support thereof. The Parties will also provide the arbitrator(s) a copy of this Agreement, as it may be amended at such time. Within fifteen (15) days after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the arbitrator(s) (with a copy to the other Party) a response to the other Party’s Support Memorandum. Neither Party may have any other communications (either written or oral) with the arbitrator(s) other than for the sole purpose of engaging the arbitrator or as expressly permitted in this Section 11.2; provided that, the arbitrator(s) may convene a hearing if the arbitrator(s) so chooses to ask questions of the Parties and hear oral argument and discussion regarding each Party’s Proposed Terms. Within sixty (60) days after the arbitrator’s appointment, the arbitrator(s) will select one of the two Proposed Terms (without modification) provided by the Parties that he or she believes is most consistent with the intention underlying and agreed principles set forth in this Agreement. The decision of the arbitrator(s) shall be final, binding, and unappealable. For clarity, the arbitrator(s) must select as the only method to resolve the matter at issue one of the two sets of Proposed Terms, and may not combine elements of both Proposed Terms or award any other relief or take any other action.

11.3 Governing Law. This Agreement shall be governed by and construed under the subsstantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

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11.4 Award. Any award to be paid by one Party to the other Party as determined by the arbitrator(s) as set forth above under Section 11.2 shall be promptly paid in United States dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the losing Party. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 11, and agrees that, subject to the United States Federal Arbitration Act, 9 U.S.C. §§ 1-16, judgment may be entered upon the final award in any United States District Court located in New York and that other courts may award full faith and credit to such judgment in order to enforce such award. The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator(s). With respect to money damages, except as otherwise expressly provided in Section 11.2, nothing contained herein shall be construed to permit the arbitrator(s) or any court or any other forum to award consequential, incidental, special, punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for consequential, incidental, special, punitive or exemplary damages, except as otherwise expressly provided in Section 11.2. The only damages recoverable under this Agreement are direct compensatory damages, except as otherwise expressly provided in Section 11.2.

11.5 Costs. Each Party shall bear its own legal fees. The arbitrator(s) shall assess his or her costs, fees and expenses against the Party losing the arbitration.

11.6 Injunctive Relief. Nothing in this Article 11 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending an arbitration proceeding. Specifically, the Parties agree that a material breach by either Party of its obligations in Section 3.5 or Article 7 of this Agreement may cause irreparable harm to the other Party, for which damages may not be an adequate remedy. Therefore, in addition to its rights and remedies otherwise available at law and equity, including, without limitation, the recovery of damages for breach of this Agreement, upon an adequate showing of material breach of such Section 3.5 or Article 7, and without further proof of irreparable harm other than this acknowledgement, such non-breaching Party shall be entitled to seek (a) immediate equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions, without the requirement of proving actual damages or posting a surety or bond, and (b) such other and further equitable relief as the court may deem proper under the circumstances. For the avoidance of doubt, nothing in this Section 11.6 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 10.2.

11.7 Confidentiality. The arbitration proceeding shall be confidential and the arbitrator(s) shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator(s), except as required in connection with the enforcement of such award or as otherwise required by applicable law.

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11.8 Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

11.9 Jurisdiction. For the purposes of this Article 11, the Parties acknowledge their diversity and agree to accept the jurisdiction of any United States District Court located in New York for the purposes of enforcing or appealing any awards entered pursuant to this Article 11 and for enforcing the agreements reflected in this Article 11 and agree not to commence any action, suit or proceeding related thereto except in such courts.

11.10 Patent Disputes. Notwithstanding any other provisions of this Article 11, and subject to the provisions of Section 6.2, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Party’s Patents shall be submitted to a court of competent jurisdiction in the country in which such Patent was filed or granted.

ARTICLE 12

GENERAL PROVISIONS

12.1 Use of Name. No right, express or implied, is granted by this Agreement to either Party to use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement, except that (a) either Party may use the name of the other Party as required by law or regulation and in press releases accompanying quarterly and annual earnings reports approved by the issuer’s Board of Directors, and (b) Histogenics may use the Intrexon Trademarks in accord with licenses and restrictions set forth herein.

12.2 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 9, OR DAMAGES AVAILABLE FOR BREACHES OF THE OBLIGATIONS SET FORTH IN ARTICLE 7.

12.3 Independent Parties. The Parties are not employees or legal representatives of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership, or business organization of any kind.

12.4 Notice. All notices, including notices of address change, required or permitted to be given under this Agreement shall be in writing and deemed to have been given when delivered if personally delivered or sent by facsimile (provided that the party providing such notice promptly confirms receipt of such transmission with the other party by telephone), on the business day after dispatch if sent by a nationally-recognized overnight courier and on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested. All such communications shall be sent to the address or facsimile number set

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forth below (or any updated addresses or facsimile number communicated to the other Party in writing):

If to Intrexon:	Intrexon Corporation 20374 Seneca Meadows Parkway Germantown, MD 20876 Attention: Senior Vice President, Health Sector Fax: (301) 556-9901

with a copy to:	Intrexon Corporation 20374 Seneca Meadows Parkway Germantown, MD 20876 Attention: Legal Department Fax: (301) 556-9902

If to Histogenics:	Histogenics Corporation 830 Winter Street, 3rd Floor Waltham, MA 02451 Attention: Chief Executive Officer Fax: (781) 547-4452

12.5 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

12.6 Waiver. Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach. All waivers must be in writing signed by an authorized representative of the Party against whom such waiver is being enforced.

12.7 Entire Agreement; Amendment. This Agreement, including any exhibits attached hereto, constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement (including any prior confidentiality agreement between the Parties). All information of Intrexon or Histogenics to be kept confidential by the other Party under any prior confidentiality agreement, as of the Effective Date, shall be maintained as Confidential Information by such other Party under the obligations set forth in Article 7 of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

12.8 Non-assignability; Binding on Successors. Any attempted assignment of the rights or delegation of the obligations under this Agreement shall be void without the prior written consent of the non-assigning or non-delegating Party; provided, however, that either Party may assign its rights or delegate its obligations under this Agreement without such consent (a) to an Affiliate of such Party or (b) to its successor in interest in connection with any merger, acquisition, consolidation, corporate reorganization, or similar transaction, or sale of all or

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substantially all of its assets to which this Agreement relates, provided that such assignee agrees in writing to assume and be bound by the assignor’s obligations under this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and permitted assigns of the Parties. Notwithstanding the foregoing, in the event that either Party assigns this Agreement to its successor in interest by way of merger, acquisition, consolidation, corporate reorganization, or similar transaction, or sale of all or substantially all of its assets to which this Agreement relates (whether this Agreement is actually assigned or is assumed by such successor in interest or its affiliate by operation of law (e.g., in the context of a reverse triangular merger)), the intellectual property rights of such successor in interest or any of its Affiliates other than those expressly licensed in this Agreement shall be automatically excluded from the rights licensed to the other Party under this Agreement.

12.9 Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, civil disorder, acts of terrorism and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay and uses commercially reasonable efforts to overcome any such cause of delay.

12.10 No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, except to the extent expressly provided for under this Agreement.

12.11 Non-Solicitation. During the Term and for a period of one (1) year following the end of the Term, neither Histogenics nor Intrexon may directly or indirectly solicit in order to offer to employ, engage in any discussion regarding employment with, or hire any employee of the other Party or an individual who was employed by the other party within one (1) year prior to such solicitation, discussion, or hire, without the prior approval of such other Party. General employment solicitations or advertisements shall not be considered direct or indirect solicitations, and are not prohibited under this Agreement.

12.12 Legal Compliance. The Parties shall review in good faith and cooperate in taking such actions to ensure compliance of this Agreement with all applicable laws.

12.13 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile, PDF, or other means of electronic communication), each of which taken together will constitute one and the same instrument, and any of the Parties hereto may execute this Agreement by signing any such counterpart.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Exclusive Channel Collaboration Agreement.

INTREXON CORPORATION		HISTOGENICS CORPORATION

By:	/s/ Gregory Frost, PhD	By:	/s/ Adam Gridley
Name:	Gregory Frost, PhD	Name:	Adam Gridley
Title:	Senior Vice President, Health Sector	Title:	President and Chief Executive Officer

SIGNATURE PAGE FOR EXCLUSIVE CHANNEL COLLABORATION AGREEMENT

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Exhibit A

Existing Product

NeoCart® is a cartilage-like implant created using patient’s own cartilage cells through a series of tissue engineering processes. First, the patient’s cells are separated from a tissue biopsy specimen extracted from the patient by a surgeon and multiplied in Histogenics’ laboratory. The cells are then infused into Histogenics’ proprietary scaffold that provides structure for the developing implant. Histogenics’ three-dimensional honeycomb collagen scaffolds are designed to produce a cartilage-like implant. The term “honeycomb” describes the shape of the pores inside of the scaffold as they are shaped like a honeycomb.

Before NeoCart is implanted in a patient, the cell- and scaffold construct undergoes a bioengineering process in our Tissue Engineering Processor (TEP). Histogenics’ proprietary TEPs incubate the cell- and scaffold-based implants under conditions designed to mimic the conditions found in the knee and joints, including pressure changes and low oxygen levels, so that the implant is prepared to begin functioning like normal healthy cartilage prior to implantation.

The NeoCart impant is shipped to physicans for implantation into the patient with Histogenics’ proprietary bioadhesive, CT3. CT3 is comprised of three components provided in syringes: methylated collagen, activated polyethylene glycol (PEG) and a simple salt buffering solution that acts as a curing component. The syringes of collagen and PEG are mixed at the time of surgery. When the NeoCart implant is implanted, the bioadhesive is used to anchor the NeoCart implant in the cartilage injury and seal the implant to the surrounding native cartilage interface. The curing agent is applied prior to closure of the surgical site.

The Existing Product therefore includes the cartilage-like implant comprised of cells and scaffold, the adhesive and the curing agent, along with certain tools to facilitate the spreading of adhesive and fixation of the implant and is being evaluated in Phase III clinical trials.

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Exhibit B

Note

Please see the attached.

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THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE BORROWER THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

CONVERTIBLE PROMISSORY NOTE

No. CPN-01	Date of Issuance
$10,000,000.00	September 30, 2014

FOR VALUE RECEIVED, Histogenics Corporation, a Delaware corporation (the “Company”), as payment for the Technology Access Fee (as defined in that certain Exclusive Channel Collaboration Agreement dated September 30, 2014 by and between the Company and Intrexon Corporation (“Intrexon”) (the “ECC”)), hereby promises to pay Intrexon the principal sum of ten million dollars ($10,000,000.00), together with interest thereon from the date of this Note. Interest shall accrue at a rate of six percent (6%) per annum, compounded annually. As set forth below, the principal and accrued interest under this Note shall be due and payable and converted into shares of the Company’s common stock, par value $0.001 (the “Common Stock”) or payable in cash pursuant to the terms of this Note, upon the earliest to occur of: (i) September 30, 2015, (ii) the Initial Public Offering (as defined below) and (iii) the closing of a Corporate Transaction (as defined below).

1. Payment. All payments shall be made in cash or Common Stock pursuant to the terms of this Note at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to Costs (as defined below), if any, then to accrued interest due and payable and the remainder applied to principal. Prepayment of principal, together with accrued interest, may not be made by the Company. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

2. Security. This Note is a general unsecured obligation of the Company.

3. Priority. This Note is subordinated in right of payment to all indebtedness of the Company arising under that certain Loan and Security Agreement (as amended and restated or modified from time to time (the “Senior Agreement”) between the Company and Silicon Valley Bank, whether existing on the date hereof or hereafter arising (the “Senior Debt”). The Company hereby agrees, and by accepting this Note Intrexon hereby acknowledges and agrees, that so long as any Senior Debt remains outstanding, (i) upon notice by Silicon Valley Bank to the Company and Intrexon that an event of default, or any event which the giving of notice or the passage of time or both would constitute an event of default, has occurred under the terms of the Senior Agreement (a “Default Notice”), the Company shall not make, and Intrexon shall not receive or retain, any cash payment made under this Note unless and until Silicon

1

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Valley Bank provides notice to the Company that the circumstances giving rise to the Default Notice have been resolved, and (ii) if any payment is made in violation of this Section, Intrexon shall promptly deliver the same to Silicon Valley Bank in the form received, with any endorsement or assignment necessary for the transfer of such payment from Intrexon to Silicon Valley Bank, to be either (in Silicon Valley Bank’ sole discretion) held as cash collateral securing the Senior Debt or applied in reduction of the Senior Debt and, until so delivered, Intrexon shall hold such payment in trust as the property of Silicon Valley Bank. Nothing in this Section shall preclude or prohibit Intrexon from receiving and retaining any payment hereunder unless and until Intrexon has received a Default Notice (which shall be effective until waived in writing by the Silicon Valley Bank) or from converting this Note or any amounts due hereunder into shares of Common Stock. This Note shall be senior in all respects (including right of payment) to all other indebtedness of the Company, now existing or hereafter.

4. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to Intrexon that:

4.1. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

4.2. Authorization. Except for the authorization and issuance of the shares issuable in connection with the Initial Public Offering or a Corporate Transaction, all corporate action has been taken on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Note. The Company has taken all corporate action required to make all the obligations of the Company reflected herein the valid and enforceable obligations they purport to be.

4.3. Compliance with Other Instruments. The authorization, execution and delivery of this Note will not constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Company’s current Certificate of Incorporation or bylaws, or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

4.4. Valid Issuance of Capital Stock. The capital stock, when issued, sold and delivered upon conversion of this Note, will be duly authorized, validly issued, fully paid and nonassessable and, based in part upon the representations of Intrexon herein, will be issued in compliance with all applicable federal and state securities laws.

5. Representations and Warranties of Intrexon. In connection with the transactions provided for herein, Intrexon hereby represents and warrants to the Company that:

5.1. Authorization. This Note constitutes Intrexon’s valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the

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enforcement of creditors’ rights and (ii) laws relating to availability of specific performance, injunctive relief or other equitable remedies.

5.2. Purchase Entirely for Own Account. Intrexon acknowledges that this Note is issued to Intrexon in reliance upon Intrexon’s representation to the Company that the Note will be acquired for investment for Intrexon’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Intrexon has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Note, Intrexon further represents that Intrexon does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to this Note.

5.3. Disclosure of Information. Intrexon acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire this Note. Intrexon further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Note.

5.4. Investment Experience. Intrexon is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Note. Intrexon also represents it has not been organized solely for the purpose of acquiring this Note.

5.5. Accredited Investor. Intrexon is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

5.6. Restricted Securities. Intrexon understands that this Note is characterized as a “restricted security” under the federal securities laws inasmuch as it is being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, Intrexon represents that it is familiar with Rule 144 as promulgated by the SEC under the Act, as presently in effect (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.

5.7. Further Limitations on Disposition. Without in any way limiting the representations and warranties set forth above, Intrexon further agrees not to make any disposition of all or any portion of this Note unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 5, Section 8.8 and Section 8.9 and:

(a) There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) (i) Intrexon shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the

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circumstances surrounding the proposed disposition, (ii) Intrexon shall not make any disposition to any of the Company’s competitors as such is in good faith determined by the Company’s Board of Directors, and (iii) if reasonably requested by the Company, Intrexon shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in extraordinary circumstances.

6. Further Agreements.

6.1. Conversion of the Note. The Note shall be convertible according to the following terms:

(a) The following terms shall have the meanings assigned below:

(i) “Corporate Transaction” means (A) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (B) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity), or (D) the liquidation, dissolution or winding up of the Company; provided, however, that a transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. Notwithstanding the prior sentence, the sale of shares of the Company’s preferred stock, par value $0.001 (the “Preferred Stock”) in a bona fide financing transaction that would not otherwise qualify as a “Corporate Transaction” under the foregoing definition shall not be deemed a “Corporate Transaction.”

(ii) “Equity Securities” means the Company’s Common Stock or Preferred Stock or any securities conferring the right to purchase the Company’s Common Stock or Preferred Stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s Common Stock or Preferred Stock, except any security granted, issued and/or sold by the Company to any director, officer, employee or consultant of the Company in such capacity for the primary purpose of soliciting or retaining their services.

(iii) “Initial Public Offering” means the closing of the issuance and sale of shares of Common Stock of the Company in the Company’s first underwritten public offering pursuant to an effective registration statement under the Act.

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(b) In the event of an Initial Public Offering of the Company prior to September 30, 2015 or prior to the time when the Note may be otherwise converted as provided herein, all outstanding principal and unpaid accrued interest due on such Note shall be converted into Common Stock at a price equal to the offering price of the Common Stock at the time of the Initial Public Offering, as determined by the Company’s Pricing Committee of the Company’s Board of Directors at the time of such Initial Public Offering.

(c) In the event of a Corporate Transaction prior to September 30, 2015 or prior to the time when the Note may be otherwise converted as provided herein, all outstanding principal and unpaid accrued interest due on such Note shall be converted into Common Stock of Company at the price of the Common Stock offered in such Corporate Transaction, as determined by the definitive agreements governing such Corporate Transaction, or, if not determined in such definitive agreements, as determined in good faith by the Board of Directors at the time of conversion based on an independent 409(a) valuation of the Company’s Common Stock performed by a valuation firm of regionally recognized standing or the Company’s auditors. Intrexon shall have the right to review the independent 409(a) valuation prior to final determination by the Board of Directors.

(d) If this Note has not otherwise been converted pursuant to Sections 6.1(b) or (c) hereof by September 30, 2015, the principal and unpaid accrued interest of this Note shall be converted into shares of Common Stock or payable in cash at the Company’s election. If the Company elects to convert into Common Stock, the number of such shares to be issued upon such conversion shall be equal to the quotient obtained by dividing the outstanding principal and unpaid accrued interest due on the Note on the date of conversion by the fair market value of the Common Stock as determined in good faith by the Board of Directors at the time of conversion based on an independent 409(a) valuation of the Company’s Common Stock performed by a valuation firm of regionally recognized standing or the Company’s auditors. Intrexon shall have the right to review the independent 409(a) valuation and supporting documents prior to final determination by the Board of Directors.

(e) Upon the conversion of this Note, in lieu of any fractional shares to which Intrexon would otherwise be entitled, the Company shall pay the holder cash equal to such fraction multiplied by the fair market value of such Common Stock.

(f) As promptly as practicable after the conversion of this Note, and in any event within fifteen (15) days following surrender by Intrexon, the Company at its expense will issue and deliver to Intrexon, upon surrender of the Note, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion. Contemporaneously with issuance of any shares under this Note the Parties shall execute an agreement incorporating the Form of Equity Terms attached as Exhibit C of the ECC.

7. Defaults and Remedies.

7.1. Events of Default. The following events shall be considered Events of Default with respect to this Note:

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(a) The Company shall default in the payment of any part of the principal or unpaid accrued interest on the Note for more than thirty (30) days after the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise;

(b) The Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company, or of all of any substantial part of the properties of the Company, or the Company or its respective directors or majority stockholders shall take any action looking to the dissolution or liquidation of the Company;

(c) Within thirty (30) days after the commencement of any proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed or, within thirty (30) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

(d) Any default or defined event of default shall occur under any agreement to which the Company or any of its subsidiaries is a party that evidences indebtedness of Five Hundred Thousand Dollars ($500,000) or more; or

(e) The Company shall fail to observe or perform any other obligation to be observed or performed by it under this Note, or any other agreement with Intrexon, within thirty (30) days after written notice from Intrexon to perform or observe the obligation.

7.2. Remedies. Upon the occurrence of an Event of Default under Section 7.1 hereof, at the option and upon the declaration of Intrexon, the entire unpaid principal and accrued and unpaid interest on this Note shall, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and Intrexon may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under this Note and exercise any and all other remedies granted to it at law, in equity or otherwise.

8. Miscellaneous.

8.1. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties; provided, however that the Company may not assign its obligations under this Note without the written consent of the Holder. Nothing in this Note,

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express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

8.2. Governing Law. This Note shall be governed by and construed under the laws of the Commonwealth of Massachusetts as applied to agreements among Massachusetts residents, made and to be performed entirely within the Commonwealth of Massachusetts.

8.3. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Note.

8.4. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

8.5. Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Intrexon agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which Intrexon or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless Intrexon from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.6. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.7. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

8.8. “Market Stand-Off” Agreement. Intrexon hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Public Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to

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CONFIDENTIAL TREATMENT REQUESTED

purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the Company’s Equity Securities (whether such Equity Securities are then owned by Intrexon or thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company’s Equity Securities acquired through the conversion of the Note contemplated by this Agreement, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of securities, in cash or otherwise. The underwriters in connection with the Company’s initial public offering are intended third-party beneficiaries of this Section 8.8 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Intrexon further agrees to execute such agreements as may be reasonably requested by the underwriters in the Initial Public Offering that are consistent with this Section 8.8 that are necessary to give further effect thereto, including without limitation the form of lock-up agreement attached as Exhibit A.

8.9. Standstill Provision.

(a) Intrexon hereby agrees that, unless specifically invited in writing by the Company’s Board of Directors to do so, neither Intrexon nor any of its Affiliates (as defined below) will, or will cause or knowingly permit any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives on Intrexon or its Affiliate’s behalf to, in any manner, directly or indirectly:

(i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company if after such acquisition Intrexon, together with its Affiliates, would own more than thirty percent (30%), of the outstanding shares of capital stock of the Company or any material assets of the Company or any subsidiary or division thereof;

(ii) effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way advise or, assist any other person to effect or seek, initiate, offer or propose (whether publicly or otherwise) to effect or cause or participate in, any acquisition of any securities (or beneficial ownership thereof) or assets of the Company; any tender or exchange offer, merger, consolidation or other business combination involving the Company; any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of the Company;

(iii) form, join or in any way participate in a “group” (as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), hereafter a “Group”) with respect to any securities of the Company;

(iv) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors, or policies of the Company;

(v) enter into any voting agreements, trusts or similar arrangements with respect to voting securities of the Company;

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CONFIDENTIAL TREATMENT REQUESTED

(vi) take any action which could reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in this Section 8.9; or

(vii) enter into any agreements, discussions or arrangements with any third party with respect to any of the foregoing.

(b) Notwithstanding the foregoing, the Company hereby agrees that the provisions of this Section 8.9 shall not apply to the following:

(i) the exercise by Intrexon and/or its Affiliates, if applicable, of any voting rights available to Company stockholders generally pursuant to any transaction described Sections 8.9(a)(i) or (ii) above, provided that Intrexon has not then either directly, indirectly, or as a member of a Group made, effected, initiated or caused such transaction to occur or otherwise violated this Section 8.9;

(ii) the exercise by Intrexon and/or its Affiliates, if applicable, of any voting rights generally available to it or them as non-Affiliate security holders of a third party that is a participant in an action or transaction described in Sections 8.9(a)(i) or (ii) above, provided that Intrexon has not then either directly, indirectly, or as a member of a Group made, effected, initiated or caused such action or transaction to occur or otherwise violated this Section 8.9;

(iii) any activity by Intrexon after the Company or a third party has made any public announcement of its intent to solicit or engage in any transaction which would result in a Corporate Transaction;

(iv) any activity authorized pursuant to the terms of the ECC; and

(v) making any communication to Company executive management on a confidential basis solely that Intrexon would be interested in engaging in discussions with the Company that could result in a negotiated transaction described in Sections 8.9(a)(i) or (ii) so long as Intrexon does not propose any such transaction or discuss or refer to potential terms thereof without the Company’s prior consent.

(c) Intrexon’s obligations under this Section 8.9 shall terminate upon the earlier of (i) three (3) years from the date hereof and (ii) the first anniversary of termination of the ECC.

(d) For purposes of this Section 8.9, “Affiliate” shall have the definition set forth in Rule 12b-2 promulgated under the Exchange Act, provided, that Affiliate shall not include any other person, corporation, partnership, or other entity that would be an Affiliate of Intrexon solely because it and Intrexon are under common control by Randal J. Kirk or by investment funds managed by Third Security, LLC or an affiliate of Third Security, LLC.

8.10. Intrexon Proposals. Notwithstanding any of the foregoing provisions of Section 8.9, the Company further agrees that nothing herein shall limit the ability

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CONFIDENTIAL TREATMENT REQUESTED

of Intrexon to confidentially propose to the executive management of the Company and its Board of Directors, and/or advocate for, any transaction between the Company and any third party unaffiliated with Intrexon or its Affiliates.

8.11. Stock Purchase Agreement. Intrexon understands and agrees that the conversion of the Note into Common Stock may require Intrexon’s execution of certain agreements relating to the purchase and sale of such securities as well as registration, co-sale, rights of first refusal, rights of first offer and voting rights, if any, relating to such securities.

8.12. Exculpation of Intrexon. Intrexon acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Intrexon agrees that neither Intrexon nor the respective controlling persons, officers, directors, partners, agents or employees of any Intrexon shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with this Note and any Company securities issued upon conversion thereof.

8.13. Acknowledgement. In order to avoid doubt, it is acknowledged that Intrexon shall be entitled to the benefit of all adjustments in the number of shares of Common Stock issuable upon conversion of the Preferred Stock which occur prior to the conversion of the Note, including without limitation, any increase in the number of shares of Common Stock issuable upon conversion as a result of a dilutive issuance of capital stock.

8.14. Indemnity; Costs, Expenses and Attorneys’ Fees. The Company shall indemnify and hold Intrexon harmless from any loss, cost, liability and legal or other expense, including attorneys’ fees of Intrexon’s counsel, which Intrexon may directly or indirectly suffer or incur by reason of the failure of the Company to perform any of its obligations under this Note, any agreement executed in connection herewith or therewith, any grant of or exercise of remedies with respect to any collateral at any time securing any obligations evidenced by this Note, or any agreement executed in connection herewith (collectively, “Costs”), provided, however, the indemnity agreement contained in this section shall not apply to liabilities which Intrexon may directly or indirectly suffer or incur by reason of Intrexon’s own gross negligence or willful misconduct.

8.15. Further Assurance. From time to time, the Company shall execute and deliver to Intrexon such additional documents and shall provide such additional information to the Intrexon as Intrexon may reasonably require to carry out the terms of this Note, and any agreements executed in connection herewith.

8.16. Waiver of Jury Trial. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS NOTE, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS NOTE, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT OR

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OTHERWISE. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.17. Entire Agreement; Amendments and Waivers. This Note and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any term of this Note may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Intrexon. Any waiver or amendment effected in accordance with this Section shall be binding upon each future holder of all such securities, and the Company.

8.18. Officers and Directors not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

HISTOGENICS CORPORATION

By:
Adam Gridley
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

INTREXON CORPORATION

By:
Name:
Title:

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CONFIDENTIAL TREATMENT REQUESTED

Exhibit C

A. INFORMATION RIGHTS

1.	Information Rights.

If, at any time, Intrexon determines that it is required by any law, regulation or any regulatory body applicable to Intrexon, to include information concerning the Company (including, but not limited to, financial information) in any reports or filings, then the Company shall use commercially reasonable best efforts to provide all such reports and information concerning the business and affairs of the Company as Intrexon may reasonably request, in each case within a reasonable time following such request.

B. REGISTRATION RIGHTS

1.	Piggyback Registration Rights.

If, at any time, the Company proposes to file a registration statement under the Securities Act, other than a registration relating solely to employee benefit plans or Rule 145 transactions, with respect to an underwritten offering for its own account of any class of securities of the Company (a “Registration Statement”), then each such time, the Company shall give written notice of such intention to file a Registration Statement (a “Piggyback Notice”) to Intrexon at least five (5) days before the anticipated filing date. The Piggyback Notice shall describe the number of shares to be registered and the intended method of distribution and offer Intrexon the opportunity to register pursuant to such Registration Statement such shares held by Intrexon (the “Registrable Shares”) as Intrexon may request in writing to the Company within five (5) days after the date Intrexon first received the Piggyback Notice (a “Piggyback Registration”). The Piggyback Registration rights shall be subject ratably to potential underwriter’s limitations set forth herein. The Company shall take all reasonable steps to include in the Registration Statement the Registrable Shares which the Company has been so requested to register by Intrexon. The Company shall be entitled to suspend or withdraw a Registration Statement prior to its becoming effective. If the managing underwriter with respect to such an offering advises the Company in writing that the inclusion of all or any portion of the Registrable Shares which Intrexon has requested to be included in the Registration Statement would materially jeopardize the success of the offering, then the Company shall be required to include in the underwriting only that number of Registrable Shares which the underwriter advises the Company in writing may be sold without materially jeopardizing the offering. If Intrexon disapproves of the terms of any such underwriting may elect to withdraw its Registrable Shares from it by written notice to the Company and the underwriter. Intrexon also agrees to be subject to any lock-up agreements reasonably requested by a managing underwriter so long as the Company shares held by the Company’s largest shareholder are also subject to a similar lock-up agreement.

2.	Registration Expenses.

All reasonable fees and expenses incident to the performance of or compliance with the Registration Rights contained in this Agreement by the Company, except as and to the extent specified in this section, shall be borne by the Company whether or not the Registration Statement is filed or becomes effective and whether or not any shares are sold pursuant to the Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (A) with respect to filings required to be made with each securities exchange or market on which shares are listed, (B) with respect to filings required to be made with the Financial Industry Regulatory Authority and (C) in compliance with state securities or Blue Sky laws, (ii) messenger, telephone and delivery expenses, (iii) fees and disbursements of counsel for the Company, (iv) Securities Act liability insurance, if the Company so desires such insurance, and (v) fees and expenses of all other

CONFIDENTIAL TREATMENT REQUESTED

persons or entities retained by the Company in connection with the consummation of the transactions contemplated by this section, including, without limitation, the Company’s independent public accountants. Notwithstanding the foregoing, any costs that are incurred by Intrexon or that relate specifically and solely to the inclusion of Intrexon’s securities in a registration that are in excess of $20,000 per Registration Statement shall be borne by Intrexon.

3.	Indemnification by the Company.

The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless Intrexon, its permitted assignees, officers, directors, agents, Affiliates and employees, to the fullest extent permitted by applicable law, from and against any and all claims, losses, damages, liabilities, penalties, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”), arising out of or relating to any untrue or alleged untrue statement of a material fact contained in a Registration Statement or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except (i) to the extent that such untrue statements or omissions are based upon information furnished to the Company by Intrexon expressly for use in the Registration Statement; (ii) as a result of the failure of such indemnitee to deliver a prospectus, as amended or supplemented, to a purchaser in connection with an offer or sale; or (iii) the use by the indemnitee of an outdated or defective prospectus after the Company has notified Intrexon in writing that the prospectus is outdated or defective, but only if and to the extent that following such receipt the misstatement or omission giving rise to such Loss would have been corrected; provided, however, that the indemnity agreement contained in this section shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

4.	Indemnification by Intrexon.

Intrexon shall indemnify and hold harmless the Company, its directors, officers, agents and employees to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in a Registration Statement or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, to the extent that such untrue statement or omission is contained in or omitted from any information regarding Intrexon furnished in writing to the Company by Intrexon expressly for use in therein, and that such information was reasonably relied upon by the Company for use therein, or to the extent that such information relates to Intrexon or Intrexon’s proposed method of distribution of shares and was furnished in writing by Intrexon expressly for use therein. Notwithstanding anything to the contrary contained herein, in no event shall the liability of Intrexon under this section exceed the net proceeds to Intrexon as a result of the sale of shares pursuant to a Registration Statement in connection with which the untrue or alleged untrue statement or material omission was provided.

CONFIDENTIAL TREATMENT REQUESTED

C. PRE-EMPTIVE RIGHTS

1.1 Intrexon Election. Until the 5th anniversary of the Effective Date of the ECC, Intrexon shall be entitled to, at its election, participate in each Qualified Financing (as hereinafter defined) conducted by the Company and may purchase as part of, or in connection with, such Qualified Financing an amount of Common Stock or other the Company securities issued and sold by the Company in the Qualified Financing (excluding the securities sold pursuant to this Section 1.1) equal to a pro-rata portion of the aggregate securities offered in the Qualified Financing based on Intrexon’s percentage ownership of the issued and outstanding securities of the Company (on a fully-diluted basis) as of the time of such Qualified Offering (collectively, the “Equity Purchase Participation Right”). For the purposes of Article C of this Exhibit C, a “Qualified Financing” shall mean a sale by the Company of Common Stock, or equity securities convertible into Common Stock, in a public or private offering for primarily equity financing purposes. The price per share paid by Intrexon in any such Qualified Financing shall be the same as that paid by the other investors in such Qualified Financing, and Intrexon shall receive securities of the same type and with the same rights, preferences and privileges as the other investors in such Qualified Financing, including, for example, any warrant coverage, subject to the execution by Intrexon of the investment documents entered into by the other investors in the Qualified Financing.

1.2 In the event that the Qualified Financing is a public offering made pursuant to a registration statement filed with the SEC pursuant to the Securities Act:

(a)	Upon receipt of the prospectus and other offering documents prepared by the Company in connection with such public offering, Intrexon shall, within ten (10) days of receipt of such documents, notify the Company as to whether Intrexon wishes to participate in the Qualified Financing. Upon such election, and subject to Section 1.2(b), the Company shall permit Intrexon to participate in such public offering in the amount elected by Intrexon in accordance with the preceding sentence.

(b)	If counsel to the Company or counsel to any underwriter in such public offering advises the Company that Intrexon’s inclusion is not permissible under and in compliance with applicable securities laws (including without limitation Section 5 of the Securities Act), the offering and sale of securities to Intrexon pursuant to Article C of this Exhibit C shall be made by the Company in a concurrent private placement and not in such public offering. In any such private placement: (i) the offer of the securities in such private placement shall be made on the same terms and conditions as the offer of the securities in the public offering, (ii) the closing of the private placement shall occur concurrently with the closing of the Qualified Financing, and (iii) the Company shall provide registration rights similar to those provided in Article B of this Exhibit C with respect to the securities purchased in the private placement.